As filed with the Securities and Exchange Commission on July [___], 2019.

Registration No. [______________]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

AMENDMENT NO. 1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Toga Limited
(Exact name of registrant as specified in its charter)

Nevada	7385	98-0568153
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3960 Howard Hughes Pkwy, Suite 500

Las Vegas, Nevada 89169

Telephone: (702) 990-3578

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Incsmart.biz, Inc.

3609 Hammerkop Drive

North Las Vegas, NV 89084

Telephone: (702) 403-8432

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock	11,493,761	$12.225	$101,573,270.70	$12,310.68

______________

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales process of the Registrant’s common stock on the OTC Markets on July 10, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion	dated July ____, 2019__]

11,493,761 Shares

Common Stock

TOGA LIMITED

This prospectus may be used only in connection with the resale, from time to time, by the selling stockholders identified in this prospectus, of up to 11,493,761 shares of common stock of Toga Limited, a Nevada corporation (the “Company”). The selling stockholders may offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

We are not selling any shares of our common stock and will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our common stock is traded on the OTC Pink market under the symbol “TOGL”. On July [___], 2019, the last reported sale price of our common stock on the OTC Pink market was [$____].

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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PROSPECTUS SUMMARY

The following summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully. In particular, you should read the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes relating to those statements included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Information Regarding Forward-Looking Statements.”

Toga Limited, a Nevada corporation (the “Company”) was incorporated in the State of Delaware on October 23, 2003, under the name Fashionfreakz International Inc. On December 2, 2005, the Company changed its name to Blink Couture, Inc. Until March 4, 2008, the Company’s principal business was the online retail marketing of trendy clothing and accessories produced by independent designers. On March 4, 2008, the Company discontinued its prior business.

On June 30, 2016, Blink Couture, Inc., a Delaware corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company merged with its wholly owned subsidiary, Toga Limited, a Delaware corporation with no material operations (“Merger Sub” and such merger transaction, the “Merger”). Upon the consummation of the Merger, the separate existence of Merger Sub ceased and shareholders of the Company became shareholders of the surviving company named “Toga Limited”.

As permitted by the Delaware General Corporation Law Title 8, Section 251(f), the sole purpose of the Merger was to effect a change of the Company’s name from Blink Couture, Inc., to Toga Limited. Upon the filing of the Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of Delaware on July 22, 2016 to effect the Merger, the Company’s Articles of Incorporation were deemed amended to reflect the change in the Company’s corporate name.

The name change to Toga Limited became effective in the market on December 16, 2016, following approval by the Financial Industry Regulatory Authority, Inc. (FINRA), and in conjunction with the name change, the trading symbol for the Company’s common stock was changed. Its shares are now listed for quotation on the OTC Pink market under the symbol “TOGL.”

On July 10, 2018, the Company changed its state of incorporation from the State of Delaware to the State of Nevada (the “Reincorporation”). The Reincorporation was accomplished by filing Articles of Incorporation and Articles of Domestication with the Secretary of State of Nevada, as well as a Certificate of Conversion with the Secretary of the State of Delaware.

The Company incorporated a wholly-owned subsidiary, TOGL Technologies Sdn. Bhd. (“TOGL”) in Malaysia on September 26, 2017.

The Company incorporated a wholly-owned subsidiary, PT Toga International Indonesia on July 31, 2018 and established a branch office for its wholly-owned subsidiary, TOGL Technology Sdn. Bhd. in Taiwan on May 28, 2018.

Since June 22, 2017, MaloneBailey, LLP (“MB”) has been the independent registered public accounting firm of Toga Limited (the “Company”). On December 10, 2018, the Board of Directors of Toga Limited (the “Company”), approved the dismissal of MB as the Company’s independent registered public accounting firm.

The reports of MB on the Company’s financial statements for the fiscal years ended July 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that MB’s report included a paragraph indicating there was substantial doubt about our ability to continue as a going concern.

During the fiscal year ended July 31, 2017 and through December 10, 2018, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with MB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of MB would have caused MB to make reference thereto in its reports on the consolidated financial statements for such year. During the fiscal year July 31, 2017 and through December 10, 2018, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided MB with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K and requested that MB furnish the Company with a copy of its letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not MB agrees with the statements related to them made by the Company in this report. A copy of MB’s letter to the SEC dated December 14, 2018 is attached as Exhibit 16.1 to this report.

(b) On December 10, 2018, the Company engaged Pinnacle Accountancy Group of Utah with offices located in Farmington, Utah (“Pinnacle”), as the Company’s independent accountant to audit the Company’s consolidated financial statements and to perform reviews of interim financial statements. During the fiscal year ended July 31, 2018, and then through December 10, 2018, neither the Company nor anyone acting on its behalf consulted with Pinnacle regarding (i) either the application of any accounting principles to a specific completed or contemplated transaction of the Company, or the type of audit opinion that might be rendered by Pinnacle on the Company’s consolidated financial statements; of (ii) any matter that was either the subject of a disagreement with MB or a reportable event with respect to MB.

In 2017, the Company commenced development of a social media app for mobile devices called Yippi (the “Yippi App” or “Yippi”).

The Yippi App is a messaging app with a focus on entertainment and security. It’s fast, simple, secure and free. Yippi seamlessly syncs a user’s normal messages and secret messages into one application. Users can send an unlimited amount of messages, photos, and voice messages. Yippi groups allow users to send broadcasts up to 100 contacts at a time. Users download the Yippi App through the Apple App Store, Google Play, or the Amazon App Store. Revenue is generated from selling advertising, emoji stickers, and special filters, effects and features for use with Yippi.

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Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company just recently commenced generating advertising revenue from the Yippi App. However, this source of revenue is not yet sufficient to cover its operating costs, and requires additional capital to fully implement its operating plan and meet its operating needs. The ability of the Company to continue as a going concern is dependent on the Company increasing its revenues and obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan to obtain such resources for the Company include: sales of equity instruments; traditional financing, such as loans; and obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

Recently, and subsequent to the periods reflected in the financial statements included in this registration statement, the Company has liquidated much of the Bitcoins that it had obtained through the sale of certain shares of its common stock. As a result of such shares, the Company has received approximately $9,000,000 in cash. The Company currently believes that such sale of Bitcoin will be sufficient to meet its operational needs for the next twenty-four (24) to thirty-six (36) months.

However, the Company’s ability to obtain profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance that the Company will attain profitability. The consolidated financial statements accompanying this prospectus do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

CORPORATE INFORMATION

In 2017, the Company commenced development of a social media app for mobile devices called Yippi (the “Yippi App” or “Yippi”).

The Offering

Securities offered	This prospectus may be used only in connection with the resale, from time to time, by the selling stockholders identified in this prospectus, of up to 11,493,761 shares of our common stock.

Common stock outstanding	90,755,372 as of July 12, 2019 (this amount of outstanding shares reflects the effect of the Company’s 10:1 reverse stock which took effect on June 5, 2019).

Use of proceeds

The selling stockholders will receive all of the proceeds from the sale of the shares offered under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders.

Risk factors

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. You should carefully read and consider the information set forth under “Risk Factors” below and all other information set forth in this prospectus before investing in our common stock.

Listing	Our common stock in listed for quotation on the OTC Pink marketplace under the symbol “TOGL”.

Dividend policy

We currently do not intend to pay dividends following this offering. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. See “Dividend Policy.”

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Risk factors

Any investment in our common stock involves a high degree of risk, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Information Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS AND OUR FINANCIAL CONDITION

We have never been profitable and may never achieve or sustain profitability.

We are a social media app company with a limited operating history. Our focus, to date, has been the development of our app and the attraction of active users, both of which require continuous and increasing expenses. As a result, we have never been profitable and we may never become profitable on a continuous basis in the foreseeable future. While as of the date of this prospective we have over $9 million in cash reserves, we cannot be certain that such cash reserves will be sufficient to sustain our operations until we achieve profitability.

In the event that we require to raise additional capital, our ability to do so will be dependent upon various factors, including our past financial performance.  The audited consolidated financial statements for the year ended July 31, 2018, and the unaudited financial statements for the nine months ended April 30, 2019, were prepared under the assumption that we would continue our operations as a going concern which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. Our independent registered public accounting firm has included “going concern” noted in its reports on the foregoing audited financial statements that the Company has generated only limited revenues to cover operating expenses, has incurred net losses, and has an accumulated deficit. Uncertainty regarding our ability to continue as a going concern may hinder our ability to obtain future financing. Continued operations and our ability to continue as a going concern are dependent on our ability to obtain additional funding in the near future and thereafter, and there are no assurances that such funding will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. Without additional funds from sales of equity instruments; traditional financing, such as loans; obtaining capital from management and significant stockholders; and sales of advertising, emoji stickers, and special filters, effects and features for use with Yippi, we will exhaust our resources and will be unable to commence other portions of our operating plan. If we cannot obtain adequate capital our stockholders would likely lose most or all of their investment in us.

If we are unable to maintain a good relationship with Apple, Google, Amazon and any other third party suppliers, it will negatively affect our operations and our business will suffer.

The Apple App Store and Google Play are our primary distribution, marketing, and promotion platforms for Yippi App, while we rely heavily on Amazon Cloud for data storage purposes and also other third party suppliers for our camera features. For instance, Face Unity is one of our suppliers in providing us the beauty camera functions and we rely heavily on their support for this particular camera feature. Hence, any deterioration in our relationship with Apple, Google, Amazon or other third party supplier would harm our business and adversely affect the value of our stock.

We are subject to Apple’s, Google’s, and Amazon’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of games and other applications on their respective platforms.

Our business would be harmed if:

•	Apple, Google, or Amazon discontinued or limited our access to any of their platforms;

•	Apple or Google remove the Yippi App from either their stores;

•	Apple, Google, Amazon or any of our third party suppliers terminate or seek to terminate our contractual relationships;

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Apple, Google, Amazon or any other third party suppliers modify its terms of service or other policies, including fees charged to, or other restrictions on us, or change how the personal information of its users is made available to application developers on their platform or shared by users from Apple’s, Google’s, and Amazon’s strong brand recognition and large user base.

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If Apple, Google, or Amazon lose their market position or otherwise fall out of favor with internet users, we would need to identify alternative channels for marketing, promoting and distributing the Yippi App, which would consume substantial resources and may not be effective. In addition, Apple, Google, and Amazon have broad discretion to change their terms of service and other policies with respect to us, and those changes may be unfavorable to us. Therefore, we believe that maintaining successful partnerships with Apple, Google, Amazon and other third party’s suppliers is critical to our success.

We have a limited operating history in the competitive and rapidly emerging market for our products and services, which make it difficult for us to assess our prospects and future financial results, which could increase the risk that we will not be successful.

We launched our Yippi messaging application in July 2017, and other products and services more recently. Our short operating history in the market makes it difficult to effectively assess our prospects and forecast our future financial results. Our growth depends on our Yippi App achieving significant popularity. Our Yippi App, and any future app we may develop in the future, requires significant engineering, marketing and other resources to develop, launch and sustain via regular upgrades. Our ability to successfully launch new apps, sustain and expand the Yippi App and expand and retain a user-base largely will depend on our ability to:

•	Effectively respond to changing app interests and preferences and enhance Yippi globally;

•	Increase our number of users and user engagement and monetize our products and services;

•	Successfully compete with other companies, some of which have substantially greater resources and market power than us, that are currently in, or may in the future enter, our markets, or duplicate the features of our products and services;

•	Develop and deploy new features, products and services in a timely manner and the market acceptance of such offerings;

•	Cost-effectively manage and grow our operations;

•	Process, store, protect and use personal data in compliance with governmental regulations, contractual obligations and other obligations related to privacy and security; and

•	Defend ourselves against litigation and regulatory, intellectual property, privacy or other claims.

If we fail to retain current users or add new users, or if our users decrease their level of engagement with Yippi, our business would be seriously harmed.

The success of Yippi heavily depends on the size of user base and the level of engagement of the user. Thus, our business performance will also become increasingly dependent on our ability to increase levels of user engagement in existing and new markets. We currently have 302,000 Monthly Active Users and 48,000 Daily Active Users during the quarter ended April 30, 2019. Taking into consideration that the majority of our users are ranging between 18-34 years old, this particular demographic is faster pace and more unlikely to be brand loyal. In addition, we continuously subject to the highly competitive market in order to attract and retain our users’ attention. There are a number of factors that could negatively affect user retention, growth, and engagement, including if:

•	users increasingly engage with competing products instead of ours, particularly communication tools and mobile games;

•	we fail to introduce new and exciting products and services or such products and services did not achieve a high level of market acceptance;

•	we do not provide a compelling user experience because of the decisions we make regarding the type and frequency of advertisements that we display;

•	we are unable to combat spam, bugs, malwares, viruses, hacking or other hostile or inappropriate usage on our products;

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•	there are changes in user sentiment about the quality or usefulness of our existing products in the short term, long term, or both;

•	there are increased user concerns related to privacy and information sharing, safety or security;

•	there are adverse changes in our products or services that are mandated by legislation, regulatory authorities or legal proceedings;

•	technical or other problems frustrate the user experience, particularly if those problems prevent us from delivering our products in a fast and reliable manner;

•	we, our partners, or other companies in our industry are the subject of adverse media reports or other negative publicity, some of which may be inaccurate or include confidential information that we are unable to correct or retract;

•	we fail to maintain our brand image or our reputation is damaged.

Any decrease in user retention, growth, or engagement could render our products less attractive to users, advertisers, or partners, thereby reducing our revenues from them, which may have a material and adverse impact on our business, financial condition and results of operations.

Our business is dependent on our ability to maintain and scale our technology infrastructure, any failure or significant interruption in our network could harm our business and operations.

Our reputation and ability to attract, retain, and serve users depends on the reliable performance of Yippi Apps and our underlying technology infrastructure. Our technology infrastructure is critical to the performance of our Yippi Apps and to user satisfaction. As our user base and the volume and types of information shared on Yippi Apps grow, we will need an increasing amount of technology infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. It is possible that we may fail to effectively scale and grow our technology infrastructure to accommodate these increased demands.

Yippi Apps runs on a complex distributed system, or what is commonly known as cloud computing. This system is operated by third parties that we do not control and which would require significant time to replace. Further any disruption or failure in the services we receive from these providers could harm our ability to handle existing or increased traffic and could seriously harm our business. And because we exercise little control over these providers, we are vulnerable to problems with the services they provide. We expect this dependence on third parties to continue.

Mobile malware, viruses, hacking attacks and improper or illegal use of Yippi App could harm our business and results of operations.

Mobile malware, viruses and hacking attacks have become more prevalent in our industry, and may occur on our systems in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results. Any failure to detect such attack and maintain performance, reliability, security, and availability of products and technical infrastructure to the satisfaction of our users may also seriously harm our reputation and our ability to retain existing users and attract new users.

There are low barriers to entry in the app industry, and competition is intense.

The app industry is highly competitive as we are facing against significant competitors from both domestically and internationally which are more established, have greater financial resources and larger user base. In addition to these major players, there are also smaller companies which may enter the sector and compete with Yippi App.

Furthermore, we have limited experience in developing apps for mobile and other platforms and our ability to succeed on those platforms is uncertain. As we continue to devote resources to our Yippi App, we will face intense competition from established companies and new-comers. Some of these current, emerging and potential competitors have significant resources for developing apps, and have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the market for mobile apps. As we introduce new products and our existing products evolve, or as other companies introduce new products and service, we may become subject to additional competition. Increased competition could result in loss of existing users or reduce our ability to acquire new users, both of which could harm our business.

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If we are unable to compete against them in such intense circumstances, our user engagement may decrease, which could make us less attractive to users, advertisers, and will seriously harm our business.

We may in the future be subject to intellectual property disputes, which are costly and time consuming to defend, and if resolved adversely, could require us to pay significant damages and limit our ability to use certain technologies in the future.

Technology companies own large numbers of patents, copyrights, trademarks and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation or other violations of intellectual property or other rights from the competitors, non-practicing entities and former employers of personnel. In addition, from time to time various ”non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert claims. We have been subject to, and expect to continue to be subject to, claims and legal proceedings from holders of patents, trademarks, copyrights, and other intellectual property rights alleging that some of our products or content infringe their rights. Any claim or litigation alleging that we have infringed or otherwise violated intellectual property or other rights of third parties, with or without merit, and whether or not settled out of court or determined in our favor, could be time-consuming and costly to address and resolve, and could divert the time and attention of our management and technical personnel.

Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. As the result of any court judgment or settlement we may be obligated to stop offering the Yippi App or certain features of the Yippi App, pay royalties or significant settlement costs, purchase licenses or modify our Yippi App and its features.

We could be required to cease certain activities and/or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

Some of our competitors may own technology patents, copyrights, trademarks, trade secrets and website content, which they may use to assert claims against us. In recent years, there has been significant litigation involving patents and other intellectual property rights. Companies in the internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights. As we face increasing competition and as litigation becomes a more common way to resolve disputes, we face a higher risk of being the subject of intellectual property infringement claims. We cannot assure you that we will not become subject to claims that we have misappropriated or misused other parties’ intellectual property rights. If we are sued by a third party that claims that our technology infringes its rights, the litigation (with or without merit) could be expensive and could divert our management resources.

The results of any intellectual property litigation to which we might become a party may require us to do one or more of the following:

•	cease making, selling, offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

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•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, such payments or costs could have a material adverse effect upon our business and financial results.

Software bugs, programming errors or flaws in our Yippi App could harm our reputation or decrease market acceptance of our Yippi App, which would harm our operating results.

Our Yippi App may contain undetected errors, bugs, flaws or corrupted data and some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could damage our reputation, drive away users, lower revenue, and expose us to damages claims, any of which could seriously harm our business. These bugs and errors can manifest in any number of ways in our products, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled product.

We believe that if our users have a negative experience with our Yippi App, they may be less inclined to continue or resume using it or recommend our Yippi App to other potential users. Undetected programming errors, app defects and data corruption can disrupt our operations and adversely affect the experience of our users.

Our business is subject to a variety of laws and regulations in the United States and other foreign laws, many of which are subject to change and uncertain interpretation and could result us in claims, changes to our business practices or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States and other countries that involves matters central to our business, including but not limited to the Foreign Corrupt Practices Act, laws regarding consumer protection, intellectual property, export and national security. Many of these laws and regulations are still evolving and could be interpreted or applied in ways that could limit our business or require us to make certain fundamental and potentially detrimental changes to the products and services we offer. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. Furthermore, the introduction of new products or services in our existing markets and the expansion of our business to other countries may subject us to additional laws and regulations, among others resulting from the need to obtain additional licenses and approvals to conduct our businesses as envisioned.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our Yippi App, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

If we do not develop new products and service to cater for the evolving user expectations, we may fail to maintain or attract customers or generate revenues, and our business and operating results may be materially and adversely affected.

We operate in a market characterized by rapidly changing technologies, evolving industry standards, new product and service announcements, new generations of product enhancements and changing user expectations. Accordingly, our performance and the ability to monetize our Yippi App will depend on our ability to adapt to these rapidly changing technologies and industry standards, and our ability to continually innovate in response to both evolving demands of the marketplace and competitive products in a timely and cost-effective manner. There may be occasions when we may not be as responsive as our competitors in adapting our existing software to changing industry standards and the needs of our users. For example, we have introduced a new tipping feature in our Yippi App where users may tip their preferred content providers or sticker creators. These collected tips may be utilized by the receiver in the Yippi App for such activities as purchasing products in TA Mall or booking flights and accommodations through TogaGo. If this tipping features does not perform as per our intended objective and achieve our expected results, it may indirectly affect the source of our revenues.

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In addition, some of our strategic initiatives that we expect will enhance our attractiveness to users and provide us with new sources of revenue may not directly or immediately generate revenue and may even hurt our profitability at least in the short term. Such new products and services may be subject to the licensing or registration requirements, as well as to additional regulations applicable to the relevant industry in a number of jurisdictions.

We intend to devote resources aimed at developing new software applications and enhancing our existing software. We may not be able to effectively integrate new software applications or enhance our existing software on a timely basis or at all, which may decrease user satisfaction with our services. Such new software applications or enhancements to our existing software, even if developed or integrated, may not function as expected or may be unable to attract and retain a substantial number of users to use our products. Our failure to keep pace with rapid technological changes and evolving user expectations may cause us to fail to retain or attract users or generate revenues, and could have a material and adverse effect on our business and operating results.

There can be no assurance that we will succeed in developing products and services that eventually become widely accepted, that we will be able to timely release products and services that are commercially viable, or that we will establish ourselves as a successful player in a new business area. Our inability to do so would have an adverse impact on our business, financial condition and results of operations.

We have incurred operating losses in the past and may not attain profitability in the future.

We have incurred significant operating losses in the past and we commenced generating revenue from the use of our Yippi app during the quarter ended April 30, 2018. Such revenue however was insufficient to help us realize net profits for each quarter to date. In addition, we expect to make significant investments in growing our business. These investments, while increasing our expenses, may not result in an increase in revenues or growth in our business. We also may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors.

In future periods, our revenue could decline or grow more slowly than we expect. Accordingly, if we are unable to achieve adequate revenue growth and to manage our expenses, we may incur significant losses in the future.

We may experience fluctuations in our quarterly operating results due to a number of factors, which make our future results difficult to predict.

Our revenue and other operating results could vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. In addition, we have a limited operating history with the current scale of our business, which makes it difficult to predict our future revenue or results of operations. We should take into account the risks and uncertainties frequently encountered by other companies in these rapidly evolving markets. Our financial condition and results of operations can be influenced by numerous factors, which may include the following:

•	our ability to maintain and grow our user base and user engagement;

•	the development of new products and services by us;

•	our ability to attract and retain advertisers in a particular period;

•	the diversification and growth of revenue sources beyond current advertising;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive.

We base our current and future expense levels on our internal operating plans and forecasts, and some of our operating costs are to a large extent fixed in the near term. As a result, we may not be able to reduce our costs quickly enough to compensate for an unexpected shortfall in revenue, and even a small shortfall in revenue could adversely affect financial results for that quarter.

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We depend on key personnel to operate our business and execute our business strategy, and if we are unable to attract, retain and motivate our highly qualified personnel, our operations may be negatively affected.

We depend on the continued services and performance of our key personnel who possess significant expertise and knowledge of our industry to execute our business strategy efficiently and effectively. From time to time, there may be changes in our key personnel that may be disruptive to our business, and we may not be able to find the replacement in a timely manner. In addition, acquiring and retaining qualified personnel, such as systems engineers and designers, will be necessary to our achieving sustainable growth. The loss of key personnel, including members of management and key engineering, product development, marketing, and sales personnel, could prevent us from effectively executing our business strategy or otherwise materially affect our operations.

We will need to continue to expand and enhance our network infrastructure to accommodate the growth of our business.

We rely on our internal network infrastructure to manage our operations and to provide us with the data we need to analyze the performance of our business and to report our operational and financial performance accurately. As the number of our users increases and as our users generate and transmit increasing volumes of content, including photos, videos and music, we may be required to expand and adapt our technology and infrastructure to continue to reliably store and service such content. We plan to invest in expanding and enhancing our network systems which could involve additional purchases of computer hardware and software as well as the hiring of additional operations personnel. We may not be able to successfully install and implement any new computer hardware and software needed to enhance our operational systems and we may not be able to attract a sufficient number of additional qualified operations personnel. Any disruption or failure in our infrastructure could hinder our ability to handle existing or increased traffic on our platform, which could significantly harm our business.

If we are unable to successfully expand and enhance our network infrastructure and operational systems, or experience difficulties in implementing such systems, our business, financial condition and results of operations may be harmed.

Catastrophic events may disrupt our business.

Our systems and operations are vulnerable to damage or interruption from fires, floods, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events. Additionally, we rely on our network, data centers and third-party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing and operational support activities. In the event of a catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our software development, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have an adverse effect on our future operating results.

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If our security is compromised or if our products and services are subject to attacks that frustrates or thwart our user’s ability to access Yippi App, our products and services may be perceived as insecure and users may curtail or stop using our products and services.

Our products and services involve the storage and transmission of large amounts of users’ confidential information, and security breaches expose us to a risk of unauthorized access to this information and could lead to improper use or disclosure of such information, ensuing potential liability and litigation, any of which could damage our reputation and our brand and diminish our competitive position. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store and disclose, but there is no guarantee that inadvertent (e.g., software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized data access or use will not occur despite our efforts. Although we have not experienced any material security breaches to date, but we may in the future experience attempts to breach the security of our systems. Techniques used to obtain unauthorized access to personal information, confidential information on the systems and/or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

Maintaining the trust of our users is important to sustain our growth, retention, and user’s engagement. If an actual or perceived security breach occurs, the market perception of our security measures could be harmed and we could lose users and/or suffer other negative consequences to our business. Any failure to maintain the security of our infrastructure could result in loss of personal information and/or other confidential information, damage to our reputation and user relationships, early termination of our contracts and other business losses, indemnification of our users, financial penalties, litigation, regulatory investigations and other significant liabilities. In the event of a major third-party security incident, we may incur losses in excess of their insurance coverage. Further, we do not have insurance currently, and certain incidents that we can experience may not be covered by any insurance that we may carry in the future.

If we are not able to maintain our YIPPI brand, or further develop widespread brand awareness cost-effectively, our ability to expand our user base may be impaired, and our business may suffer.

We believe that developing and maintaining users’ awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our Yippi App and attracting new users. Many of our new users are referred by existing users, and therefore we strive to ensure that our users are satisfied with our products and services and otherwise remain favorably inclined toward Yippi App. Maintaining and enhancing our brand will depend largely on our ability to continue to provide simple, user-friendly, reliable, trustworthy and innovative products and services, which we may not do successfully. Brand promotion activities may not generate consumer awareness or result in revenue, and even if they do, any revenue may not offset the expenses we incurred in building our brand. In addition, our brand can be harmed if we experience adverse publicity for our Yippi App for any reason, including due to “bugs,” outages, security breaches, negative media or violations of laws. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. We may also fail to adequately support the needs of our users which could erode confidence in our brand. If we fail to successfully promote and maintain the YIPPI brand or if we incurred excessive expenses in this effort, our business, financial condition and results of operations may be adversely affected and we may fail to achieve the widespread brand awareness that is critical for broad user adoption of Yippi.

Because the Company’s executive officers and its directors and assets are located outside the United States, in Malaysia, investors may experience difficulties in attempting to effect service of process and to enforce judgments based upon U.S. federal securities laws against the company and its officers and its directors.

While we are organized under the laws of State of Nevada, our executive officers and our directors are non-U.S. residents and our operations and assets are located outside the United States (specifically in Malaysia). Consequently, it may be difficult for investors to effect service of process on our officers and our directors in the United States and to enforce in the United States judgments obtained in United States courts against any of them based on the civil liability provisions of the United States securities laws, enforce United States judgments in a Malaysian court based on the civil liability provisions of the United States securities laws or bring an original action against them in a Malaysian court to enforce liabilities based upon the United States federal securities laws. Since all our assets will be located outside the U.S., it may be difficult or impossible for U.S. investors to collect a judgment against us.

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Our user metrics may be subject to inherent uncertainties in measurement, and real or perceived inaccuracies in such metrics may severely harm our reputation and negatively affect our business.

We use our internal company data to calculate our Monthly Active Users and Daily Active Users for the evaluation of growth trends, performance and to make strategic decisions, but these metrics have not been verified by an independent third party. While these numbers are based on what we reasonably believe to be the estimates of our active user for the applicable period of measurement, there are inherent challenges in measuring how our products and services are used across large online and mobile populations globally. For example, there might be several accounts created by the same individual utilizing different mobile phone number or the person has chosen to download a Yippi application on each smartphone, which may cause inaccuracy in the data collected. Some of our demographic data may be incomplete or inaccurate due to the incorrect or inadequate information given by the users when registering for Yippi account. These errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies.

We regularly review and seek to address technical issue by adjusting our processes for calculating our internal metrics to improve their accuracy. Our measures of user growth and user engagement may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology. If advertisers, platform partners or prospective investors do not perceive our user, geographic, or other demographic metrics to be accurate representations of our user base or user engagement, or if we discover material inaccuracies in our user metrics, our reputation may be harmed and platform partners and advertisers may be less willing to allocate their budgets or resources to our products and services, which may negatively affect our business.

We generate our revenue from advertising. The failure to attract new advertisers, the loss of advertisers, reduction in spending by our advertisers could seriously harm our business.

Our revenues are derived from our advertising products and services. We are still early in developing our advertising business although we have and continue to try to establish longer-term advertising commitments with advertisers, most advertisers do not have long-term advertising commitments with us. In addition, advertisers may view some of our products as experimental and unproven, thus our efforts to establish long-term commitments may not succeed.

We rely heavily on our ability to collect and disclose data and metrics to and for our advertisers to attract new advertisers and retain existing advertisers. Any restriction, whether by law, regulation, policy, or other reason, on our ability to collect and disclose data which our advertisers find useful would impede our ability to attract and retain advertisers. Our advertising revenue could be seriously harmed by many other factors, including:

•	a decrease in the number of active users on Yippi App;

•	our inability to create new products that sustain or increase the value of our advertisements;

•	our inability to increase the relevance of targeted ads shown to users;

•	adverse legal developments relating to advertising, including changes mandated by legislation, regulation, or litigation;

•	our inability to increase advertisers’ demand and inventory; and

•	difficulty and frustration from advertisers who may need to reformat or change their advertisements to comply with our guidelines.

The occurrence of any of these or other factors could result in a reduction in demand for advertisements, which may reduce the prices we receive for our advertisements or cause advertisers to stop advertising with us altogether, either of which would negatively affect our business, financial condition and results of operations.

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Our advertisers may engage directly with our users instead of through Yippi App, which may negatively affect our revenue and seriously harm our business.

Using our products, some advertisers not only can interact directly with our users but can also direct our users to content with third-party websites and products and downloads of third-party applications. The more our users engage with third-party websites and applications, the less engagement we may get from them, which would adversely affect the revenue we could earn from the advertisers and negatively harm our business as our prime revenue is generated through advertising in the Yippi App.

If we or the sticker creator fails to design interesting and attractive stickers, we may fail to retain users and attract new users and subsequently affect our business.

We believe the production of stickers in the Yippi App is one of the crucial factors in attracting users to use our products and services. These stickers are developed by our company as well as third parties, including our users who design stickers to be downloaded in our Yippi App. In order to maintain the users’ interest in our messaging app, we have introduced a program to encourage and reward the sticker creator to design more fun, appealing and animated stickers to boost the production of sticker. However, there can be no assurance that such stickers will be accepted by the users. If we fail to successfully attract user through these stickers, it may affect our user growth.

We must continue to offer games that attract and retain a significant number of users, or otherwise our user engagement may decrease which make us less attractive to users and subsequently affect our business.

Apart from stickers, we depend on the mobile game offered in Yippi App to attract and retain users and we expect that this dependence will continue for the foreseeable future. Our growth in this area depends on our ability to consistently launch new games that achieve significant popularity, as well as to upgrade popular games with new features that our users find attractive. Thus, we must constantly seek new ways to attract users in engaging the mobile games offered. For example, we have introduced a ranking system in one of our in-app games, namely Duck Wanted where the top ranker will be rewarded. Despite so, the success and performance of new and existing games is volatile and difficult to predict. If we fail to successfully launch new games that attract and retain a significant number of users, our business may indirectly be affected.

From time to time, we may be subject to lawsuits and other litigation matters that are expensive and time-consuming and could seriously harm our business.

We may be involved in lawsuits brought by users and investors, some of which may claim statutory damages in the future. Any litigation to which we are a party may result in an onerous or unfavorable judgment that might not be reversed on appeal, or we may decide to settle lawsuits on adverse terms. Any such negative outcome could result in payments of substantial monetary damages or fines, or changes to our products and services or business practices, or Yippi App is inhibited for usage by users in some country and seriously harm our business. Even if the outcome of any such litigation or claim is favorable, defending them is costly and can impose a significant burden on management and employees. We may also receive unfavorable preliminary, interim, or final rulings in the course of litigation.

The requirements of being a public company may strain our resources, result in more litigation, and divert management’s attention.

We are subject to the reporting requirements of the U.S. Securities and Exchange Commission (SEC) and Financial Industry Regulatory Authority (FINRA) and other applicable securities rules and regulations. If there are any changes made by U.S. Securities and Exchange Commission and Financial Industry Regulatory Authority such as imposing a stricter requirement, rules and regulations which may cause us to fail to comply with such changes. Besides, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results, and that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. Complying with these rules and regulations will cause us to incur additional legal and financial compliance costs, make some activities more difficult, be time-consuming or costly, and continue to increase demand on our systems and resources.

Foreign government initiatives to restrict access to Yippi could seriously harm our business.

Foreign data protection, privacy, consumer protection, content regulation, and other laws and regulations are often more restrictive than those in the United States. Foreign governments may censor Yippi in their countries, restrict access to Yippi from their countries entirely, impose laws on us that require data localization, or impose other restrictions that may affect their citizens’ ability to access Yippi for an extended period of time or even indefinitely. If foreign governments think we are violating their laws, or for other reasons, they may seek to restrict access to Yippi, which would give our competitors an opportunity to penetrate geographic markets that we cannot access. As a result, our user growth, retention, and engagement may be seriously harmed, and we may not be able to maintain or grow our revenue as anticipated and our business could be seriously harmed. For example, access to Google, which currently powers most of our infrastructure, is restricted in China, and we do not know if we will be able to enter the market in a manner acceptable to the Chinese government.

We may be subject to regulatory investigations and proceedings in the future, which could cause us to incur substantial costs or require us to change our business practices in a way that could seriously harm our business.

It is possible that a regulatory inquiry, foreign or domestic, might force us to change our policies or practices. In the event we are found to have violated existing or future regulatory orders or consent decrees, we might incur substantial monetary fines and other penalties that could seriously harm our business. It is possible that future investigations, general inquiries, orders, or enforcement actions by regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a way that could seriously harm our business.

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We do not have manufacturing capabilities and depend on contract manufacturers. If we encounter problems with these contract manufacturers or if the manufacturing process stops or is delayed for any reason, we may not deliver our products within Yippi, such as Beauty Camera, Wave etc, to our customers on time, which may seriously harm our business.

We have limited manufacturing experience for our only physical product within Yippi, such as Beauty Camera, Wave etc and we do not have any internal manufacturing capabilities. Instead, we rely on contract manufacturers to build Beauty Camera, Wave etc. Our contract manufacturer is vulnerable to capacity constraints and reduced component availability, and our control over delivery schedules, manufacturing yields, and costs, particularly when components are in short supply, or if we introduce a new product or feature, is limited. In addition, we have limited control over our manufacturer’s quality systems and controls, and therefore must rely on our manufacturer to manufacture our products to our quality and performance standards and specifications. Delays, component shortages, including custom components that are manufactured for us at our direction, and other manufacturing and supply problems could impair the distribution of our products and ultimately our brand. Furthermore, any adverse change in our contract manufacturer’s financial or business condition or our relationship with the contract manufacturer could disrupt our ability to supply our products to our retailers and distributors. If we are required to change our contract manufacturer or assume internal manufacturing operations, we may lose revenue, incur increased costs, and damage our reputation and brand. Qualifying a new contract manufacturer and commencing production is expensive and time-consuming. In addition, if we experience increased demand for our products, we may need to increase our component purchases, contract-manufacturing capacity, and internal test and quality functions. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products could delay our order fulfillment, and may require us to change the design of our products to meet this increased demand. Any redesign would require us to re-qualify our products with any applicable regulatory bodies, which would be costly and time-consuming. This may lead to unsatisfied customers and users and increase costs to us, which could seriously harm our business.

Components used in our products may fail as a result of a manufacturing, design, or other defect over which we have no control, and render our devices inoperable.

We rely on third-party component suppliers to provide some of the functionalities needed to operate and use our products within Yippi, such as Beauty Camera, Wave etc. Any errors or defects in that third-party technology could result in errors in our products that could seriously harm our business. If these components have a manufacturing, design, or other defect, they can cause our products to fail and render them permanently inoperable. As a result, we would have to replace these products at our sole cost and expense. Should we have a widespread problem of this kind, the reputational damage and the cost of replacing these products could seriously harm our business.

We may face lawsuits or incur liability based on information retrieved from or transmitted over the Internet and then posted to Yippi.

We have faced, currently face, and will continue to face claims relating to information that is published or made available on Yippi. In particular, the nature of our business exposes us to claims related to defamation, intellectual property rights, rights of publicity and privacy, and personal injury torts. For example, we might not be able to monitor or edit the vast majority of contents that appears on Yippi. This risk is enhanced in certain jurisdictions outside the United States where our protection from liability for third-party actions may be unclear and where we may be less protected under local laws than we are in the United States. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. We could also face fines or orders restricting or blocking our services in particular geographies as a result of content hosted on our services. If any of these events occur, our business could be seriously harmed.

RISKS RELATED TO OUR COMMON STOCK

An active trading market for our common stock may not develop, and you may not be able to resell your shares of our common stock at or above the price you paid.

There is not an active trading market for our common stock. Although our common stock is quoted on the OTC Markets/Pink Sheets, an active trading market for our shares may never develop or be sustained. This price investors paid for shares of our common stock may not be indicative of the market price of our common stock in the future. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the price they paid or at the time that they would like to sell.

Even if an active trading market were to develop for our common stock, fluctuations in our financial results may cause our stock price to fall.

Forecasting our future revenue is difficult. We are devoting most of our financial resources to the further development of our existing Yippi App, and to expand the number of users of our Yippi App. There can be no assurance we will successfully maintain our current user base or be able to grow our user base. The level of market acceptance of Yippi may change rapidly. We may in the future incur losses and experience negative cash flow, either or both of which may be significant and may cause our quarterly revenue and operating results to fluctuate significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

-	delaying, deferring or preventing our change in control;

-	impeding a merger, consolidation, takeover or other business combination involving us; or

-	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

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Sales of substantial amounts of our common stock or the perception that such sales may occur could cause the market price of our common stock to drop significantly, even if our business is performing well.

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders of shares of our common stock. These sales by our existing stockholders might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The registration of 11,493,761 shares of our common stock pursuant to this registration statement may increase the likelihood of sales by, or the perception of an increased likelihood of sales by, our existing stockholders of shares of our common stock.

Even if there is no immediate need for capital, we may choose to issue debt or shares of our common stock or preferred stock in the future and such issuances, if any, could have a dilutive effect on your investment.

We may choose to issue debt or shares of our common stock or preferred stock for investment, acquisition or other business purposes. Even if there is not an immediate need for capital, we may choose to issue securities to sell in public or private equity markets if and when conditions are favorable. In the event that future events occur that negatively affect our business, we may be forced to raise funds at times where the price we receive is unfavorable to current stockholders. Raising funds by issuing securities would dilute the ownership interests of our existing stockholders. Additionally, if we issue preferred stock in the future, such preferred stock could have rights, preferences or privileges senior to the rights of existing holders of our common stock.

We cannot assure you that we will declare dividends or have the available cash to make dividend payments, and as a result you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

Although we do not currently intend to pay dividends, to the extent we decide in the future to pay dividends on our common stock, we will pay such dividends at such times and in such amounts as the board of directors determines appropriate and in accordance with applicable law. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. There can be no assurance that we will pay dividends going forward or as to the amount of such dividends. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Anti-takeover provisions under Nevada law could discourage, delay or prevent a change in control of the Company and may affect the trading price of our common stock.

We are a Nevada corporation and the anti-takeover provisions of Nevada law may discourage, delay or prevent a third party from engaging in a business combination with our Company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our common stock is and will be subordinate to all of our existing and future indebtedness.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

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If you invest in shares of our common stock in this offering, your investment will be immediately diluted.

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering. See “Dilution.”

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Information regarding forward-looking statements

This prospectus contains “forward-looking statements.” These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements included in this prospectus include statements regarding:

-	our ability to successfully compete in the markets in which we participate;

-	the condition of our facilities and equipment and the ability of both to operate at or above present levels;

-	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

-	the anticipated market opportunities, including ability to gain market share, for our services and planned services;

-	the expected increase in costs associated with maintaining compliance with requirements of being a public company;

-	our beliefs regarding our internal controls with respect to the preparation of our financial statements; and

-	our expectations regarding the impact of new accounting pronouncements.

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These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

-	our ability to effectively compete in our markets;

-	the loss of our Chief Executive Officer, Michael Toh Kok Soon;

-	lack of development of an active trading market for our common stock;

-	the effect on our stock price of fluctuations in our financial results;

-	the substantial control that our Chief Executive Officer, Michael Toh Kok Soon will continue to have over us; and

-	the fact that we will not receive any proceeds from this offering.

Many of these risks are discussed in greater detail under the heading “Risk Factors” in this prospectus. Each of the forward-looking statements included in this prospectus speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement was made.

Use of Proceeds

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

Dividend policy

We have no current plans to pay dividends on our common stock. Our future dividend policy will depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors. In addition, any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

We were incorporated on October 23, 2003 and have not declared or paid any dividends on our common stock.

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Capitalization

The following table sets forth the capitalization of Toga Limited, a Nevada corporation, as of April 30, 2019, on an actual basis.

April 30, 2019 Actual (Unaudited)

Cash and cash equivalents	$2,817,300
Stockholders’ equity
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 874,063,148 shares issued and outstanding as of January 31, 2019	8,981
Common stock subscribed; 30,000,000 common shares, $0.0001 par value	(3,000)
Additional paid-in capital	29,727,147
Accumulated other comprehensive loss	(80,403)
Accumulated deficit	(22,365,861)
Total stockholders’ equity	7,286,864
Total liabilities and stockholders’ equity	$9,147,532

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuers Purchases of Equity Securities

Market for Our Shares of Common Stock

Our Common Stock is quoted on the OTCQB, under the trading symbol “TOGL”. The market for our Common Stock is highly volatile. We cannot assure you that there will be a market in the future for our Common Stock. OTCQB securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

The following table shows the high and low prices of our shares of Common Stock on the OTCQB Tier of the OTC Markets, for each quarter during our fiscal years ended July 31, 2018 and 2017 and for the nine month period ending April 30, 2019. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
August 1, 2016 – October 31, 2016	0.55	0.3
November 1, 2016 – January 31, 2017	1.3	0.3
February 1, 2017 – April 30, 2017	2.1	0.5
May 1, 2017 – July 31, 2017	10	0.8
August 1, 2017 – October 31, 2017	4.5	0.06
November 1, 2017 – January 31, 2018	0.35	0.0696
February 1, 2018 – April 30, 2018	0.4	0.29
May 1, 2018 – July 31, 2018	0.67	0.45
August 1, 2018 – October 31, 2018	0.85	0.55
November 1, 2018 – January 31, 2019	0.85	0.55
February 1, 2019 to April 30, 2019	9.35	7.8

Dividend Policy

The Company has not declared or paid any cash dividends on its Common Stock and does not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition and such other factors as the Board of Directors may consider.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not have any equity compensation plans or any individual compensation arrangements with respect to its Common Stock or Preferred Stock. The issuance of any of our Common Stock or Preferred Stock is within the discretion of our Board of Directors, which has the power to issue any or all of our authorized but unissued shares without stockholder approval.

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Purchase of Equity Securities

The Company did not purchase or redeem any of its equity securities during the fiscal year ended July 31, 2018.

Holders of Our Common Stock

Currently, we have 3,622 holders of record of our common stock.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the “Selected Financial Data” and our financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Information Regarding Forward-Looking Statements.”

OVERVIEW

The Company was incorporated in the State of Delaware on October 23, 2003, under the name Fashionfreakz International Inc. On December 2, 2005, the Company changed its name to Blink Couture, Inc. Until March 4, 2008, the Company’s principal business was the online retail marketing of trendy clothing and accessories produced by independent designers. On March 4, 2008, the Company discontinued its prior business and changed its business plan.

On June 30, 2016, Blink Couture, Inc., (the “Registrant”), a Delaware corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company merged with its wholly owned subsidiary, Toga Limited, a Delaware corporation with no material operations (“Merger Sub” and such merger transaction, the “Merger”). Upon the consummation of the Merger, the separate existence of Merger Sub ceased and shareholders of the Company became shareholders of the surviving company named “Toga Limited.”

As permitted by the Delaware General Corporation Law Title 8, Section 251(f), the sole purpose of the Merger was to effect a change of the Company’s name from Blink Couture, Inc., to Toga Limited. Upon the filing of the Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of Delaware on July 22, 2016 to effect the Merger, the Company’s Articles of Incorporation were deemed amended to reflect the change in the Company’s corporate name.

The name change to Toga Limited became effective in the market on December 16, 2016, following approval by the Financial Industry Regulatory Authority, Inc. (FINRA), and in conjunction with the name change, the trading symbol for the Company’s common stock was changed. Its shares are now listed for quotation on OTC Markets under the symbol “TOGL.”

On June 10, 2017, the Board of Directors unanimously adopted resolutions authorizing the increase of the Company’s authorized number of shares of common stock from one hundred million (100,000,000) shares to ten billion (10,000,000,000) shares and increased the number of the Company’s total issued and outstanding shares of common stock by conducting a forward split at the rate of fifty (50) shares for every one (1) (50:1) share currently issued and outstanding (the “Forward Split”). The Forward Split became effective in the market on September 11, 2017 following approval by the FINRA.

The Company incorporated a wholly-owned subsidiary, TOGL Technology Sdn. Bhd. (“TOGL”) in Malaysia on September 26, 2017.

The Company incorporated a wholly-owned subsidiary, PT. Toga International Indonesia (“PT Toga”), in Indonesia on November 23, 2017.

In 2017, the Company commenced development of a social media app for mobile devices called Yippi. The Company commenced development with the hiring of a CTO and development team.

The Yippi App is a messaging app with a focus on entertainment and security. It’s fast, simple, secure and free. Yippi seamlessly syncs a user’s normal messages and secret messages into one application. Users can send an unlimited number of messages, photos, and voice messages. Yippi groups allow users to send broadcasts to up to 100 contacts at a time. Users download the Yippi App through the Apple App Store, Google Play, or the Amazon App Store. Revenue is generated from selling advertising, emoji stickers, and special filters, effects and features for use with Yippi.

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On May 28, 2018, the Company’s wholly-owned subsidiary TOGL formed a branch office in Taiwan.

On July 10, 2018, the Company changed its state of incorporation from the State of Delaware to the State of Nevada.

Since June 22, 2017, MaloneBailey, LLP (“MB”) has been the independent registered public accounting firm of Toga Limited (the “Company”). On December 10, 2018, the Board of Directors of Toga Limited (the “Company”), approved the dismissal of MB as the Company’s independent registered public accounting firm.

The reports of MB on the Company’s financial statements for the fiscal years ended July 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that MB’s report included a paragraph indicating there was substantial doubt about our ability to continue as a going concern.

During the fiscal year ended July 31, 2017 and through December 10, 2018, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with MB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of MB would have caused MB to make reference thereto in its reports on the consolidated financial statements for such year. During the fiscal year July 31, 2017 and through December 10, 2018, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided MB with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K and requested that MB furnish the Company with a copy of its letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not MB agrees with the statements related to them made by the Company in this report. A copy of MB’s letter to the SEC dated December 14, 2018 is attached as Exhibit 16.1 to this report.

(b) On December 10, 2018, the Company engaged Pinnacle Accountancy Group of Utah with offices located in Farmington, Utah (“Pinnacle”), as the Company’s independent accountant to audit the Company’s consolidated financial statements and to perform reviews of interim financial statements. During the fiscal year ended July 31, 2018, and then through December 10, 2018, neither the Company nor anyone acting on its behalf consulted with Pinnacle regarding (i) either the application of any accounting principles to a specific completed or contemplated transaction of the Company, or the type of audit opinion that might be rendered by Pinnacle on the Company’s consolidated financial statements; of (ii) any matter that was either the subject of a disagreement with MB or a reportable event with respect to MB.

The Company’s wholly-owned subsidiary TOGL formed a wholly-owned subsidiary Toga Vietnam Company Limited (“Toga Vietnam”) in Vietnam on January 15, 2019.

On May 8, 2019, the Company filed a Certificate of Amendment with the Nevada Secretary of State whereby it amended Article IV of its Articles of Incorporation by decreasing the Company’s authorized number of shares of common stock from ten billion (10,000,000,000) shares to one billion (1,000,000,000) shares and decreasing its issued and outstanding shares of common stock at a ratio of ten (10) shares for every one (1) share held (“10-1 Reverse Split”). The Company’s Board of Directors approved this amendment on April 24, 2019.

On May 17, 2019, the Company filed an Issuer Company-Related Action Notification Form with FINRA requesting that the 10-1 Reverse-Split and share decrease be affected in the market. All share and per share information in these consolidated financial statements retroactively reflect this stock distribution.

Change in Control Transaction

On June 13, 2016, Michael Toh Kok Soon purchased a total of 277,383 shares of the issued and outstanding common stock from A. Terry Ray pursuant to the terms of an Agreement for the Purchase of Common Stock dated May 31, 2016 for $230,000. The shares represent approximately 70.55% of the Company’s outstanding shares, resulting in a change in control of the Company.

On June 13, 2016, A. Terry Ray resigned from her positions as President, Chief Executive Officer, Chief Financial Officer, Secretary and sole director. Immediately prior to her resignation as a director, on June 13, 2016, A. Terry Ray appointed Michael Toh Kok Soon as a director, President, Chief Executive Officer, Chief Financial Officer and Secretary.

On August 29, 2017, the Company appointed Liew Choon Fook as Secretary of the Company.

On June 14, 2018, the Company increased the number of members of the Board from one to five members creating four vacancies on the Board. The four vacancies were filled by the election of Liew Choon Fook, Tan See Kuy, Lim Jun Hao and Ng Boon Chee.

On July 18, 2019, the Company accepted the resignations of Liew Choon Fook as the Company’s Secretary and as a member of the Board, Lim Jun Hao, Ng Boon Chee and Tan See Kuy as members of the Board of Directors.

On J uly 18, 2019, the Company’s current Chief Financial Officer was appointed Secretary, Treasurer and a member of the Board of Directors, leaving three vacancies on the Board. The Company appointed three (3) ind ependent directors to fill these vacancies: 1) Shemori BoShae; 2) Iain Bratt; and 3) Jim Lupkin.

RESULTS OF OPERATIONS

The Company’s operations are focused on the development of Yippi and attracting active users to Yippi. The Company commenced generating advertising revenue from Yippi during the fiscal year ended July 31, 2018.

The Company has incorporated two wholly-owned subsidiaries, TOGL Technology Sdn Bhd and PT Toga International Indonesia.  TOGL Technology has a branch office in Taiwan and one wholly-owned subsidiary, Toga Vietnam Company Limited in Vietnam.

Results of Operations

Prior to commencing development of the Yippi App in 2017, the Company did not conduct any active operations since March 4, 2008, except for its efforts to locate suitable acquisition candidates. Prior to the quarter ended April 30, 2018, the Company generated only limited revenue since inception in October 2003. For the year ended July 31, 2018, the Company generated $1,254,495 in revenue and during the nine-month period ended April 30, 2019, the Company generated $3,432,354 in revenue, plus $1,270,814 of revenue from a related party. However, the Company continues to generate losses from operations, as discussed in more detail below. It is unlikely the Company will be able to generate a profit unless it is able to increases its revenue from selling advertising, emoji stickers, and special filters, effects and features for use with Yippi. There can be no assurance that we will be able to generate revenue sufficient to cover operations and, even if we become profitable, there is no assurance that we will be able to maintain profitability. Due to the Company’s ability to sell equity securities for digital currency and then recently convert such digital currency into cash, management is confident that it has sufficient capitalization to maintain its operations for the next twenty-four (24) months. The Company’s plan of operation for the next twelve months shall be to continue its efforts to attract users for the Yippi App and selling advertising, emoji stickers, and special filters, effects and features for use with Yippi.

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Year Ended July 31, 2018 Compared to Year Ended July 31, 2017

Our net loss for the year ended July 31, 2018 was $13,620,308 compared to a net loss of $99,174 for the year ended July 31, 2017. The increase in net loss between the comparable periods was primarily attributable to a loss on settlement of debt as well as an increase in general and administrative expenses, including research and development expenses from operations.

During the year ended July 31, 2018, we generated revenue of $1,254,495 compared to $0 for the year ended July 31, 2017.

During the year ended July 31, 2018, we incurred cost of goods sold of $139,369 compared to $0 for the year ended July 31, 2017.

During the year ended July 31, 2018, we incurred general and administrative expenses of $1,556,509 compared to $99,174 for the year ended July 31, 2017. General and administrative fee expenses were primarily related to maintenance of applications, corporate overhead, financial and administrative contracted services, professional fees, salaries and wages, legal fees for reorganization of the Company and costs incurred for potential acquisitions. The increase in general and administrative expenses is primarily due to commencing operations through subsidiaries during the year ended July 31, 2018. During the year ended July 31, 2018, we incurred research and development costs of $86,674.

During the year ended July 31, 2018, we incurred depreciation of $15,050 compared to $0 for the year ended July 31, 2017.

During the year ended July 31, 2018, we incurred other expenses of $13,077,201 compared to $0 for the year ended July 31, 2017. Other expense consists of interest expense of $382 and loss on settlement of debt of $13,282,567 and other income of $205,748 for the year ended July 31, 2018.

Three-Months Ended April 30, 2019 Compared to 2018.

Our net loss for the three-month period ended April 30, 2019 was $6,776,628 compared to a net loss of $438,848 for the three-month period ended April 30, 2018. During the three-month period ended April 30, 2019 and April 30, 2018 we generated $3,104,032, and $73,988 in revenue, respectively.

During the three-month period ended April 30, 2019, we incurred general administrative expenses of $1,169,397 compared to $431,262 incurred for the three-month period ended April 30, 2018. General and administrative fee expenses were primarily related to maintenance of applications, corporate overhead, financial and administrative contracted services, professional fees, salaries and wages, legal fees for reorganization of the Company and costs incurred for potential acquisitions. The increase in general and administrative expenses is primarily due to commencing operations through subsidiaries during the three-month period ended April 30, 2019. During the three-month period ended April 30, 2019, we incurred $6,805,297 in stock-based compensation expenses related to the issuance of 782,948 of shares of our common stock to certain of our employees as additional compensation. We did not incur any stock-based compensation expenses during the same period for the previous fiscal year.

During the three-month period ended April 30, 2019, we incurred research and development costs of $66,699. We did not incur any research and development expenses during the same period for the previous fiscal year.

During the three-month period ended April 30, 2019, we incurred depreciation of $18,311 compared to $3,356 for the three-month period ended April 30, 2018.

During the three-month period ended April 30, 2019, we generated other income of $3,994 compared to $0 for the three-month period ended April 30, 2018. Other expenses consisted of interest income of $4,112 and interest expense of $118, for the three-month period ended April 30, 2019.

Nine-Months Ended April 30, 2019 Compared to 2018.

Our net loss for the nine-month period ended April 30, 2019 was $8,014,402 compared to a net loss of $3,160,002 for the nine-month period ended April 30, 2018. During the nine-month period ended April 30, 2019 and April 30, 2018 we generated $4,703,168, and $73,988 in revenue, respectively.

During the nine-month period ended April 30, 2019, we incurred general administrative expenses of $2,888,342 compared to $851,706 incurred for the nine-month period ended April 30, 2018. General and administrative fee expenses were primarily related to maintenance of applications, corporate overhead, financial and administrative contracted services, professional fees, salaries and wages, legal fees for reorganization of the Company and costs incurred for potential acquisitions. The increase in general and administrative expenses is primarily due to commencing operations through subsidiaries during the nine-month period ended April 30, 2019. During the nine-month period ended April 30, 2019, we incurred $6,805,297 in stock-based compensation expenses related to the issuance of 782,948 of shares of our common stock to certain employees as additional compensation. We did not incur any stock-based compensation expenses during the same period for the previous fiscal year. During the nine-month period ended April 30, 2019, we incurred research and development costs of $139,142. We did not incur any research and development expenses during the same period for the previous fiscal year.

During the nine-month period ended April 30, 2019, we incurred depreciation of $41,974 compared to $3,356 for the nine-month period ended April 30, 2018.

During the nine-month period ended April 30, 2019, we generated other income of $6,648 compared to $2,300,710 for the nine-month period ended April 30, 2018. Other expenses consisted of interest income of $6,833 and interest expense of $185, for the nine-month period ended April 30, 2019. As compared to 2018 other expenses consisted of interest expense of $383 and loss on settlement of debt of $2,300,327.

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Liquidity and Capital Resources

Fiscal Years Ended July 31, 2018 and 2017

As of July 31, 2018, our total assets were $2,952,954 and our total liabilities were $411,589 comprised of accounts payable and accrued liabilities, due to related parties, notes due to related parties, and deferred revenue.

As of July 31, 2017, our total assets were $100 and our total liabilities were $121,600 comprised of accounts payable and accrued liabilities, due to related parties and notes due to related parties.

Stockholders’ equity increased from a deficit of $121,500 as of July 31, 2017 to $2,541,365 as of July 31, 2018.

Nine Months Period Ended April 30, 2019 Compared to July 31, 2018.

As of April 30, 2019, our total assets were $9,147,532 and our total liabilities were $1,860,668 comprised of accounts payable, accrued liabilities, due to related parties, notes due to related parties, deferred revenue and income tax.

Stockholders’ equity increased from $2,541,365 as of July 31, 2018 to $7,286,864 as of April 30, 2019.

We had $2,817,300 of cash as of April 30, 2019, and the Company had assets to meet ongoing expenses or debts that may accumulate. Accumulated deficit was $22,365,861 as of April 30, 2019 compared to accumulated deficit of $14,351,459 as of July 31, 2018. As of April 30, 2019, we had working capital of $1,727,741.

Cash Flows from Operating Activities

We have not generated significant positive cash flows from operating activities. For the year ended July 31, 2018, net cash flows used in operating activities were $492,089. For the year ended July 31, 2017, net cash flows provided by operating activities was $100.

For the nine-month period ended April 30, 2019, net cash flows used in operating activities was $101,161. Net cash flows used in operating activities was $627,420 for the nine-month period ended April 30, 2018.

Cash Flow from Investing Activities

During the year ended July 31, 2018, we used $152,287 for purchase of property and equipment. During the year ended July 31, 2017, we did not have any investing activities.

During the nine-month period ended April 30, 2019, we used $198,017 for purchase of property and equipment. During the nine-month period ended April 30, 2018, we used $62,558 for the purchase of property and equipment.

Cash Flows from Financing Activities

We have financed our operations primarily from either advances and loans from related parties and third parties or the issuance of equity instruments. For the fiscal year ended July 31, 2018, net cash from financing activities was $1,698,818, consisting entirely of the sale of shares of our common stock, advances and loans from related parties. For the fiscal year ended July 31, 2017, net cash from financing activities was $0.

For the nine-month period ended April 30, 2019, net cash provided by financing activities was $2,149,959 consisting of the sale of shares of our common stock and proceeds from related parties. For the nine-month period ended April 30, 2018, net cash from financing activities was $1,215,581.

We have no commitment for any capital expenditure and foresee none. However, we will incur fees and expenses incident to our operations related to the Yippi App. We estimate incurring fees of approximately $1.5 million per year for application developers enhancing and supporting the Yippi App. In addition, we expect to incur server hosting fees of approximately $800,000 per year for each one (1) million active users of the Yippi App. We may also incur additional fees in relation to the Yippi App.

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We will continue to incur expenses in finding and investigating possible acquisitions and other fees and expenses in the event we make an acquisition or attempt but are unable to complete an acquisition. Any travel, lodging or other expenses which may arise related to finding, investigating and attempting to complete a combination with one or more potential acquisitions could also amount to thousands of dollars.

We will only be able to pay our future obligations and meet operating expenses by raising additional funds, acquiring a profitable company or otherwise generating positive cash flow from the Yippi App. As a practical matter, we are unlikely to generate positive cash flow by any means other than generating positive cash flow from the Yippi App or acquiring a company with such cash flow. We believe that management, stockholders or affiliates will lend funds to us as needed for operations prior to completion of an acquisition. Management, stockholders and any such affiliates are not obligated to provide funds to us, however, and it is not certain they will always want or be financially able to do so. Our stockholders, management and/or affiliates who advance funds to us to cover operating expenses will expect to be reimbursed, either by us or by the company acquired, prior to or at the time of completing a combination.

There currently are no plans to sell additional securities to raise capital, although sales of securities may be necessary to obtain needed funds. Our current management has agreed to continue their services to us and to accrue sums owed them for services and expenses and expect payment reimbursement only.

Should existing management or stockholders refuse to advance needed funds, however, we would be forced to turn to outside parties to either lend funds to us or buy our securities. There is no assurance whatsoever that we will be able to raise necessary funds, when needed, from outside sources. Such a lack of funds could result in severe consequences to us, including among others:

•

failure to make timely filings with the SEC as required by the Exchange Act, which may also result in suspension of trading or quotation of our stock and could result in fines and penalties to us under the Exchange Act;

•	curtailing or eliminating our ability to locate and perform suitable investigations of potential acquisitions; or

•	inability to complete a desirable acquisition due to lack of funds to pay legal and accounting fees and acquisition-related expenses.

Going Concern

Our independent auditors have added an explanatory paragraph to their audit issued in connection with the financial statements for the period ended July 31, 2018, relative to our ability to continue as a going concern. The Company, through July 31, 2018, has not yet generated net income for any fiscal year and has accumulated deficit. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to an investor in our securities.

Contractual Obligations

Not required for smaller reporting companies.

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Critical Accounting Policies

The Securities and Exchange Commission issued Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” suggesting that companies provide additional disclosure and commentary on their most critical accounting policies. In Financial Reporting Release No. 60, the Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and operating results, and require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.

We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared. On a regular basis, we review our accounting policies and how they are applied and disclosed in our financial statements. The Company has identified the following areas that are subject to critical accounting policies: revenue recognition and intangible assets. Refer to the consolidated financial statements for further information.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, commodity prices and equity prices. We do not hold any market risk sensitive instruments.

Business

Industry and Market Data

We obtained the industry, market and competitive position data described or referred to in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information.

Description of Business

The Company

The Company was incorporated in the State of Delaware on October 23, 2003, under the name Fashionfreakz International Inc. On December 2, 2005, the Company changed its name to Blink Couture, Inc. Until March 4, 2008, the Company’s principal business was the online retail marketing of trendy clothing and accessories produced by independent designers.

On June 30, 2016, Blink Couture, Inc., a Delaware corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company merged with its wholly owned subsidiary, Toga Limited, a Delaware corporation with no material operations (“Merger Sub” and such merger transaction, the “Merger”). Upon the consummation of the Merger, the separate existence of Merger Sub ceased and shareholders of the Company became shareholders of the surviving company named “Toga Limited”.

As permitted by the Delaware General Corporation Law Title 8, Section 251(f), the sole purpose of the Merger was to effect a change of the Company’s name from Blink Couture, Inc., to Toga Limited. Upon the filing of the Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of Delaware on July 22, 2016 to effect the Merger, the Company’s Articles of Incorporation were deemed amended to reflect the change in the Company’s corporate name.

The name change to Toga Limited became effective in the market on December 16, 2016, following approval by the Financial Industry Regulatory Authority, Inc. (FINRA), and in conjunction with the name change, the trading symbol for the Company’s common stock was changed. Its shares are now listed for quotation on OTC Markets under the symbol “TOGL.”

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The Company incorporated a wholly-owned subsidiary, TOGL Technology Sdn. Bhd. (“TOGL”) in Malaysia on September 26, 2017.

The Company incorporated a wholly-owned subsidiary, PT. Toga International Indonesia (“PT Toga”), in Indonesia on November 23, 2017.

In 2017, the Company commenced development of a social media app for mobile devices called Yippi. The Company commenced development with the hiring of a CTO and development team.

On February 26, 2018, the Company’s common officer and director resigned as an officer and director of Toga Capital.

On April 1, 2018, the Company entered into a Trademark License Agreement with Agel Enterprises International Sdn. Bhd., a Malaysian company (“Agel”) for use of the Yippi name and logo.

On July 10, 2018, the Company changed its state of incorporation from the State of Delaware to the State of Nevada.

On May 28, 2018, the Company’s wholly-owned subsidiary TOGL formed a branch office in Taiwan.

Since June 22, 2017, MaloneBailey, LLP (“MB”) has been the independent registered public accounting firm of Toga Limited (the “Company”). On December 10, 2018, the Board of Directors of Toga Limited (the “Company”), approved the dismissal of MB as the Company’s independent registered public accounting firm.

The reports of MB on the Company’s financial statements for the fiscal years ended July 31, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that MB’s report included a paragraph indicating there was substantial doubt about our ability to continue as a going concern.

During the fiscal year ended July 31, 2017 and through December 10, 2018, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with MB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of MB would have caused MB to make reference thereto in its reports on the consolidated financial statements for such year. During the fiscal year July 31, 2017 and through December 10, 2018, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided MB with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K and requested that MB furnish the Company with a copy of its letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not MB agrees with the statements related to them made by the Company in this report. A copy of MB’s letter to the SEC dated December 14, 2018 is attached as Exhibit 16.1 to this report.

(b) On December 10, 2018, the Company engaged Pinnacle Accountancy Group of Utah with offices located in Farmington, Utah (“Pinnacle”), as the Company’s independent accountant to audit the Company’s consolidated financial statements and to perform reviews of interim financial statements. During the fiscal year ended July 31, 2018, and then through December 10, 2018, neither the Company nor anyone acting on its behalf consulted with Pinnacle regarding (i) either the application of any accounting principles to a specific completed or contemplated transaction of the Company, or the type of audit opinion that might be rendered by Pinnacle on the Company’s consolidated financial statements; of (ii) any matter that was either the subject of a disagreement with MB or a reportable event with respect to MB.

The Company’s wholly-owned subsidiary TOGL Technology formed a wholly-owned subsidiary Toga Vietnam Company Limited (“Toga Vietnam”) in Vietnam on January 15, 2019.

The markets for our Yippi App are characterized by rapid technological change, particularly in the technical capabilities of smartphones and tablets, and changing end-user preferences. Therefore, we will be required to continuously invest capital to innovate and modify our Yippi App and publish new apps. For the fiscal years ending July 31, 2019, 2020, 2021 and 2022, we are projecting total research and development costs of $190k, $16.1 million, $120.9 million and $317.5 million respectively. According to each companies’ latest financial reports, Facebook and Alphabet Research and Development costs are 18% and 16% respectively. The Company has projected its Research and Development costs at a conservative 8% of revenue. We cannot assure that we will have adequate capital to meet such expenses.

Competition

We compete with other companies in every aspect of our business, particularly with companies that focus on mobile engagement and advertising. Many of these companies, such as Apple, Facebook (including Instagram and WhatsApp), Tencent (including WeChat), Snap Inc. (Snapchat), Google (including YouTube), and Twitter, have significantly greater financial and human resources. Our competitors span from internet technology companies and digital platforms to traditional companies in print, radio, and television sectors to underlying technologies like default smartphone messaging. Additionally, our competition for engagement varies by region. The main bases on which we currently compete with competitors include engagement, partnerships, advertising, and talent.

Trademarks

We are the registered owner of certain trademarks in Malaysia, Indonesia and China, including, but not limited to the trademark “Yippi” and the Yippi App “Duck” logo. We regard our marks as important to our business due to name recognition. We are not aware of any valid claims of infringement or challenges to our right to use any of our marks.

Engagement

We compete to attract and retain our users ’ attention, both in terms of reach and engagement. Since our Yippi App and apps of our competitors are typically free, we compete based on our brand and the quality of our Yippi App and any potential future product offerings rather than on price. We focus on constantly improving and expanding our Yippi App and related features.

Target Market

The Yippi App is free and the Company is focused on users downloading the Yippi App through the Apple App Store, Google Play, or the Amazon App Store. The Company’s users are concentrated in Indonesia, Malaysia, China, Philippines, Saudi Arabia, Taiwan and Singapore. The Company also intends to target potential users of the Yippi App in the United States.

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Advertising

We compete for advertising revenue, especially with respect to video and other highly engaging formats. We believe our ability to compete depends primarily on our reach and ability to deliver a strong return on investment to our advertisers, which is driven by our advertising products, delivery and measurement capabilities, APIs, and other tools. The industry in which we operate is changing rapidly and we find ourselves in competition with internet-based platforms, advertising networks, and traditional media.

Business Development

The Yippi App is a messaging app with a focus on entertainment and security. It’s fast, simple, secure and free. Yippi seamlessly syncs a user’s normal messages and secret messages into one application. Users can send an unlimited number of messages, photos, and voice messages. Yippi groups allow users to send broadcasts to up to 100 contacts at a time. Users download the Yippi App through the Apple App Store, Google Play, or the Amazon App Store. Revenue is generated from selling advertising, as well as selling other products and services such as emoji stickers, and special filters, effects and features for use with Yippi. These products and services can be purchased by our users through their purchase of points referred to as “Yipps”. Each Yipp costs $1.00. The users, after purchasing Yipps, can use their Yipps for various items offered in the Yippi app. Upon use or redemption of the Yipps, the Company pays the price set by the supplier of the desired product or service and retains the balance as a commission, which ranges from 5% to 30% of the total cost of the item.

Yippi App Features

We have developed Yippi as a unique super app that empowers the user with numerous functionalities in a single complete app. The five main elements of the Yippi App are messaging, social, beauty camera, community and market place. Since July of 2017 there have been multiple versions launched which have incorporated all five elements, as follows:

1. Messaging

Yippi Web

Our app is available on the website (yippiweb.com). Through log in on our Yippi Web, users can communicate easier and more conveniently with access to their laptop and computer at home or office as an alternative to the Yippi App in the smartphone. The Yippi Web also provides support for voice and video call function.

Free Messaging

Yippi provides messaging services for a closed network of users who can select other users with whom they want to connect as “friends.” New friends can be added by searching for another user’s Yippi identification in our database, scanning QR codes or through searching “people nearby”. Our users can send free one-to-one text and voice messages to their friends. Users can also send images and videos and share their location information using the messaging service. Yippi also offers group chat functions which allows users to chat with up to 1,000 friends at once.

A.I. Beauty Call

With Yippi, users can engage up to 9 persons in a video call at the same time. Further, we make video call more enriching and expressive by launching our beauty camera which enhances the video call experience by enabling users to present themselves more confidently and enhancing their appearance.

Interesting Stickers

Yippi Stickers is currently functioning and has been packed with pre-loaded stickers that are suitable for any occasion since its release on July 2017. While using the Yippi app, users can add emotional nuance and personalize their text messages by including stickers, which are colorful icons depicting actions or expressions of our proprietary characters (such as Yippi Duck and Comi).

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We continually look for new and innovative ways to let our users express themselves and thus we are committed in bringing creative designers to assist us in developing a fun messaging environment by producing more interesting stickers. Users of the Yippi App can use their Yipps to purchase their desired stickers. We are providing our APIs in sticker creations and development, with tutorials and market trends. This may include the next evolution of Motion Stickers, Animated GIFs and cinemographs with snippet of sound/voice and this would further differentiate and modernize all our Yippi stickers in another level above major sticker competitors.

Secret Chat

This feature provides peer-to-peer security in handling private pictures and confidential documents which cannot be screenshot by the user’s smartphone. The pictures and documents will disappear from both the server and chat history after a certain time limit. We see this feature as an enhancement to the security in Yippi because it enables users to send any private images or confidential documents in a single view with peace of mind. The images or documents sent will not be stored in the smartphones via Yippi nor through peer-to-peer encryption.

Whiteboard

We have launched Whiteboard as a unique feature in July 2017. This feature enables users to engage with others in a video call and simultaneously write on the screen display for better understanding in the presentation. The voice function has an on/off switch and users could communicate while sketching together on the shared whiteboard.

In addition, the whiteboard could be “erased” by either party at any time to clear the space for another new board for continuous writing. Sharing of info or ideas could be sketched out over the whiteboard or dictated to the other person with ease, rather than the conventional method of writing on a piece of paper before snapping a picture.

This is an excellent feature for sketching and scribbling as it engages a real-time experience, as well as a fun tool for leisure.

Auto Translate

There’s a built-in “Auto Translate” function in Yippi where users can communicate freely with other users without language barrier and enables users to befriend other users around the world.

Eggs

Sharing is caring! We have introduced this feature for users to express their fondness and share love to their friends also to other users. Whenever users feel like giving their friends a present, they can share with them an egg with Yipps.

2. Social

Moment

Moment is a personalized, ever-changing collection of photos, videos, links and updates from friends, family, businesses and news sources that you've connected to on Yippi. Users can stay in touch with their friends and other users by sharing updates of their photos and videos anytime in Yippi app.

Live

Users can share a live video to connect with their followers and engage with them in real time. It is a fun, powerful way to connect with the users’ followers and provide instant and effective engagement between the users and the viewers.

Mini Video & Video Channel

With mini video and video channel functions, Yippi users can express their feelings and showcase their talent through their very own channel. This function also allows users to select and watch videos from diversified channels that offer an array of localized content.

Fans Page

Yippi enables users to build their own fan pages for their own business, organization and/or brand to share content and connect with other Yippi users. Users can also use this feature to showcase their potential/hidden talents and cultivate deeper relationship with their fans/followers.

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3. Beauty Camera

Hand Gesture

Hand gesture recognition can detect users’ gestures and movements, and present those gestures with moving sticker effects. Sticker effects can be shown in real time under selfie, live broadcast and video modes.

A.I Beauty Sticker

Our A.I beauty sticker provide hilarious effects for users to create a more playful and interesting photo with animoji, face stickers, AR mask, expression and gesture.

Beauty Filter

Our Yippi app provides users with the basic beauty filter to enhance their photos and saving the time and hassle to edit one by one. Yippi provides many different built-in filters for altering images in various way.

Anime Effect

This animated emoji feature known as Animoji is responding to facial expressions via the camera, to animate various 3D animated emojis such as our Yippi duck and other characters which can be sent as a video file with sound.

4. Community

A.I. Customer Service

Yippi provides robot customer service, i.e Hungry Bear, to clients, such as small and medium-sized enterprises (SMEs) and those who want to start a business. When users enter questions in the AI Chat Box, the system will provide answers to the questions immediately. Robot customer service provides accurate answers, shortens response time and improves efficiency.

People Nearby

Yippi serves as the platform to connect people all over the world and with this function, users are able to do so by searching other Yippi users nearby, meet new friends and develop their social circle wherever they are.

5. Marketplace

Wave

This is an exclusive optimization app which was developed and offered to users via Yippi. Wave by Eostre is an in-app feature that delivers frequencies and information waves specifically designed to harmonize morphic fields.

The app's coding utilizes any device flash and magnet components in emitting light or waves for each of the 4 main functions described below. As an example, the user could place the device after operating the app on a cup of coffee for 15 minutes prior to drinking, or directing the light on self to increase energy field. Similarly, the emission of these waves could be directed to a glass of water or via placing a phone call in emitting positive ions for balance.

The science in this app is based off the human energy field and the application of cellular magnetic field. WAVE by Eostre makes use of both optical waves and acoustic waves to directly affect water and liquids of the human body to generate stronger repairing and adjustment capacity.

The app's optical wave is a high-frequency electromagnetic wave which is radiated from molecules and atoms. This optical wave is generated from the accelerated charged particles and has the fastest transmission speed, and thus effectively affect liquid structure.

The app emits an acoustic wave that produces resonance and vibrations which increases the activity of cells. This enables the app to rapidly activate the cellular energy and activity of the human body, as well as direct assistance in the natural wellness process.

Wave by Eostre works through the delivery of specific frequencies and vibrating structures via sound and light photons.

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This proprietary application has 4 main functions:

•	*Qi – Reduce stress , body balance and awareness
•	*Water – Better absorption and negative ions
•	*EMF – Reduces a person’s exposure to electromagnetic waves
•	*Coffee & Tea – Fuller taste and reduce acidity

TogaGo

The hotel and flight features in Yippi (known as TogaGo.com) allows users to make travel arrangements without leaving the Yippi App. This feature boasts over 500,000 hotel, cruise, and flight partners that enable users to search for the best price for their travel needs. Currently, prices are relatively cheaper or comparable to major travel applications in the market.

Languages

Yippi Languages is an educational tool currently functioning within the application, as we believe in life-long learning of languages anytime, anywhere.

Yippi Languages was launched in July 2017 and helps users speaking any of the following ten (10) languages to learn English: Chinese, Hindi, Hmong, Indonesian, Japanese, Korean, Malay, Tagalog, Thai and Vietnamese.

Yippi Languages features over 100 lessons per supported language and is an invaluable tool for many to access learning modules while adopting another language as a 2nd language with audio guides in speaking natively. Modules also include interactive mini-games to enhance comprehension, and vocabulary which is vital to the learning process.

We are committed to further enhancing this feature within the Yippi  app and in providing a comprehensive learning experience to the user by committing up to $10,000 per month which is included in the overall research and development budget. We have engaged third-parties to re-develop an additional UI/UX in making the app responsive and relevant with the trend.

We have engaged researchers to study the probable functionality of it as an e-learning tool for schools as this feature has potential in bringing affordable quick and easy language learning into the school setting or as a language guide incorporated into after-school curriculum.

Games

Yippi has a plethora of simple yet addictive and fun games built in. There are 21 games for the user, with more anticipated to come in the coming months. Through the Market Place, once fully launched, we will encourage more game studios or independent game producers to package and market their games within Yippi.

Financial Information

The Company’s financial projections are based upon the following revenue and cost assumptions.

The Company's user metrics are currently 276,000 Monthly Active Users (MAU) and 48,390 Daily Active Users (DAU). This figure changes monthly and continues to increase drastically since we began marketing efforts in May 2019. The Company is currently experiencing adoption, or conversion rates at 47%. To be conservative, the Company will continue to forecast conversion at 30%.

The Yippi App has a conversion rate from download to MAU (Monthly Active Users), or adoption rate of 47% currently. The Company is projecting conversion rates at 30% that increases to 50% within 1 year as the user base grows. ASO, or App Store Optimization did a study where they observed 10 million users. The Social Network app conversion rate ranged as high as 81.65% and as low as 0 .53%. The Company believes its conversion can easily reach 50% within 18 months. The Company will continue to project conversion at a conservative 30%.

The Company began its marketing campaign in May of 2019. The Company has worked on the foundation and features of the Yippi app prior to May of 2019 to make sure that the Company has higher adoption and conversion rates than projected. Statista quoted a download cost from GreenApp that the average download cost for Android is $0.44/download and iOs is averaging $0.86/download. The Company will use a rate of $0.55/download for projecting the costs per download as the Company anticipates much higher Android downloads in the Southeast Asia Region.

The Company's revenues are based on the following industry standards.

According to SiteAdWiki, the advertising rates for the top Social Networking sites are as follows: Facebook - $6.00, Instagram - $4.45, Twitter - $7.00, YouTube - $2.00, LinkedIn - $29.50. These rates use a CPM, or Cost Per Mille, or Cost per Thousand impressions for quoting their rates. The Company will be using advertising standard rates and metrics when calculating its revenue. The Company will begin projecting advertising revenues at $0.50/CPM (Cost per Mille) or every thousand impressions. This CPM will increase accordingly as our user base grows, when we have the impression inventory available and our network becomes more attractive to advertisers.

The users currently spend approximately 6 minutes per use on the app and this will grow over time as the community and features grow. The Company is conservatively projecting that the minutes spent per user will grow from 6 minutes to 20 minutes within the first 18 months. We expect this to continue to increase to 30 minutes per DAU(Daily Active User) within the first 2 years but the Company will continue using 20 minutes for calculating revenue in the Company’s projections.

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The Company is also projecting the ad refresh rate to be 1 ad per minute per industry standard and our CPM will increase incrementally from $0.50/CPM to $1.50/CPM when the Company attains its target user base of over 500 million users by the end of 2022.

	2018	2019	2020	2021	2022
	Actual	Projection	Projection	Projection	Projection
	(USD)	(USD)	(USD)	(USD)	(USD)
Users	160,000	3,118,115	61,274,615 0	225,254,615	501,374,615

Total Income	1,266,102	3,814,838	201,492,432	1,511,372,371	3,968,554,494
Total COGS	145,848	47,973	1,981,892	15,083,558	39,658,961
Gross Profit	1,120,254	3,766,864	199,510,540	1,496,288,813	3,298,895,533
Expense
Salaries & Wages	455,133	984,228	27,201,478	185,143,115	386,934,063
Research & Development		190,742	16,119,395	120,909,790	317,484,359
Advertising & Promotion	80,495	4,188,297	122,018,523	623,164,474	1,351,650,899
G+A	922,523	1,303,122	29,533,551	136,650,968	418,085,566
Total Expense	1,447,151	6,666,389	194,872,947	1,065,868,348	2,474,154,887
Total Other Income/Expense	(13,405,959)
Net Income	(13,732,856)	(2,889,525	4,637,593	430,420,466	1,454,740,645

Total income will grow 201% from 2018 to 2019 from multiple revenue streams. The Company is beginning to grow its user base and has begun charging for advertising within the Yippi App.

Total Income will grow 5,182% from 2019 to 2020 due to advertising revenues associated with the growing user base. Adoption or conversion from download is currently at 47% and we expect that conversion to grow as the app increases in popularity. We also plan to escalate our ad spending on acquiring downloads to also escalate our revenues on advertising revenues. As our user base grows, our ad inventory also grows.

Total income will continue to grow and will grow from 2020 to 2021 by 650%. Adoption will continue to be projected at a conservative 30% but the Company does expect higher adoption or conversion rates.

Income will continue to grow at a higher volume but a lower percentage as we reach higher volumes. Revenue is projected to grow 163% from 2021 to 2022.

The Company will see its advertising and marketing expense increase beginning in 2019 as it continues to invest in its marketing and advertising beginning in May 2019 to attract and retain users for its ongoing user base. The revenue to be generated will not surpass the advertising costs for several months but with the higher than expected adoption rates, the revenues will surpass expenses quickly and we expect to see profits from advertising within the first quarter of 2020.

The Company is planning to raise $100,000,000 over the next nine (9) months. Below is the Use of Proceeds .

Use of Proceeds:

Marketing Downloads	$70,000,000
Working Capital	$30,000,000
Total	$100,000,000

Marketing Strategy

The Company will be concentrating their marketing efforts in the Southeast . The Company will begin a Beta Test on the user market in the U.S. beginning in August 2019 and will develop a marketing plan based on those results.

The Company will use a multi-tier, social media “influencer” approach to obtaining downloads. The Company will retain social media influencers with varying amounts followers to market to large markets all the way down to a grassroots or more personal connection level. This marketing approach will cover the larger market then be backed up by personal recommendations at a more personal level which should have a higher adoption or conversion rate from downloads to users.

The Company has hired marketing companies in both of these markets to carry out its social media marketing approach to obtain these downloads. In the first 2 months in Southeast Asia, the conversion rate, or adoption rate has been 47% of users from downloads. This is higher than expected. The Company’s initial expectation of conversion rate was anticipated to be close to 30%. The Company will continue to project at the conservative 30% in all of its financial projections.

PROPERTY

The Company leases office space at Suite 35-04, Level 35, Menara Standard Chartered, No 30, Jalan Sultan Ismail, 50250, Kuala Lumpur, Malaysia and an office at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169. It also leased space for its Taiwan office, Unit 5, Floor 21, No. 266, Section 2, Xitun Road, Xitun District, Taichung City, Taiwan 407. The Indonesia office has also been leased and is located at Plaza Asia 2nd Floor, Jalan Jenderal Sudirman, Ka. 59, Jakarta, Selatan 12190.

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LEGAL PROCEEDINGS

There are no legal proceedings which are pending or have been threatened against us or any of our officers, directors or control persons of which management is aware.

EMPLOYEES

The Company employs sixty (60) people and thirty-nine (39) are full-time employees. See “Executive Compensation” below.

Management and Corporate Governance

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table provides information regarding our directors and our executive officers.

NAME	AGE	POSITION

Michael Toh Kok Soon	32	President, Chief Executive Officer and Director
Alexander Henderson	54	Chief Financial Officer, Secretary, Treasurer and Director
Shemori BoShae	36	Independent Director
Iain Bratt	56	Independent Director
Jim Lupkin	42	Independent Director

Set forth below are biographies of each of our directors and executive officers as of the date of this prospectus. All directors and executive officers hold office until their successors are elected and qualified.

Michael Toh Kok Soon: Mr. Toh is the Company’s Chief Executive Officer and a member of the Company’s Board of Directors. From December 2015 to February 2018, Mr. Toh was the CEO of Toga Capital Sdn Bhd (“Toga Capital”), a Malaysian consultancy services and customer support services company which focuses on the field of internet technologies, real estate & property development, and information and communications technology research and development of internet-based platforms, helping companies with potential business ideas into successful enterprises.

From January 2013 to December 2015, Mr. Toh formed Gen Five Global, a Celcom authorized dealer which opened 14 branches throughout Malaysia. Prior to that, he was a global distributor representative at Leroy International, an organization that revolutionized the health industry with a new product utilizing German technology.

Mr. Toh holds a Bachelor of Engineering (Hons.) Electronics degree majoring in Telecommunications from the Multimedia University, Melaka, Malaysia. Telecommunications engineering is a branch of engineering which combines the disciplines of electronics, communications and computer science to design, develop, improve and maintain telecommunications systems.

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Alexander D. Henderson:  Mr. Henderson is the Company’s Chief Financial Officer.  Prior to joining the Company, Mr. Henderson in October 2016 obtained a CFO position with Cingular Staffing in Fullerton, California.  His duties included conforming the company’s financials to GAAP standards, engaging a PCAOB audit firm and SEC counsel and preparing the company for public filings.  Mr. Henderson also produced 5-year financial projections that obtained an initial term sheet for $20 million from an investment bank.

From August 2015 to October 2016, Mr. Henderson acted as an executive, financial and operational business consultant, working with small companies to make their financials GAAP compliant and acceptable for filing with the SEC to become a public company.  From June 2015 to October 2016, Mr. Henderson worked with Street Strider, a manufacturer of an elliptical bicycle using retail and ecommerce as a form of selling.  Mr. Henderson worked with an entrepreneur on a new concept start up to produce projections and a business plan to obtain financing from private investors and investment bankers.

In January 2013, Mr. Henderson joined Motivating the Masses, Inc., with intentions to take the company public through a Form S-1 registration statement.  Mr. Henderson worked with PCAOB auditors and the company’s legal counsel, and in September 2013, the company became effective and began filing quarterly reports with the SEC.

In 1998, Mr. Henderson received his Bachelor’s Degree in Finance from National University and went on to receive his Master’s Degree in Business Administration with a concentration in e-Business from National University in 2004.

Shemori BoShae , is a current member of the Board of Directors of Toga Limited. In addition to serving as a member of the Board of Directors, Ms. BoShae is the current Director of Operational Management and Corporate Development of The EMCO Hanover Group in Los Angeles, California. From January 2014 to March 2016, Ms. BoShae joined DJ Central, an international record label in Sydney, Australia as the Vice President of Business Development in North America. From December 2016 to February 2019, Ms. BoShae joined 1 ParkPlace – The Genie AI in San Diego, California as Vice President of Customer Operations. Ms. BoShae received her Bachelor of Arts Degree in Corporate Communication from the University of Central Oklahoma in 2008.

Iain Bratt , is a current member of the Board of Directors of Toga Limited. In addition to serving as a member of the Board of Directors, Mr. Bratt serves as Chief Operating Officer of Social Point of View LLC in Scottsdale, Arizona. From January 2016 to July 2018, Mr. Bratt was engaged as a freelance consultant, providing C level expertise in the fields of operations and finance to direct sales and traditional businesses. From February 2015 to December 2015, Mr. Bratt was the Chief Executive Officer for the United States, Canada, Mexico and Brazil divisions of Lyoness Americas, Inc., an international shopping network in Miami, Florida with 6 million members in over 40 countries and 27 languages, offering cashback and shopping points to members and marketing support to small business clients. From May 1999 to November 2014, Mr. Bratt was the Executive Vice President and Chief Financial Officer of LifeForce International, a family owned nutritional manufacturer and direct sales company located in Poway, California. With international subsidiaries in Australia, Canada, New Zealand and Singapore, Mr. Bratt presided over all operations including revenue generation, recognition and growth. Mr. Bratt was educated in the United Kingdom receiving a degree in accounting from West Bromwich College of Commerce & Technology. Mr. Bratt is a Member and Fellow AAT, London, England in advance accounting plus 5-years’ experience.

Jim Lupkin , is a current member of the Board of Directors of Toga Limited. In addition to serving as a member of the Board of Directors, Mr. Lupkin is the Chief Executive Officer of Social Point of View LLC in Scottsdale, Arizona. From August 2014 to July 2018, Mr. Lupkin worked as a consultant, providing social media training and advice on social media advertisement and coaching to independent contractors, small businesses, brands and companies. From February 2016 to July 2016, Mr. Lupkin was an executive officer of Yevo International LLC, a company located in Lehi, Utah. From January 2013 to August 2014, Mr. Lupkin was a Social Media Director of Zurvita, a direct sales company with a wellness product in Houston, Texas.

There are no family relationships between any nominee and/or any executive officers of the Company. Messrs. Toh, Henderson, Bratt, Lupkin and Ms. BoShae are current directors of Toga Limited.

SIGNIFICANT EMPLOYEES

As of the date hereof, the Company employs one (1) significant employee, Freddy Chia, Chief Technology Officer. Mr. Chia joined Toga Limited in 2016 as an IT Manager, and has been instrumental in developing the Yippi App. Mr. Chia received his degree in Computer Science and Statistics from Tunku Abdul Rahman University in Malaysia. Mr. Chia is skilled in system analysis, design and development planning, and is tasked with the scale up and development of the Company’s IT capabilities.

FAMILY RELATIONSHIPS

There are no family relationships among directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

CORPORATE GOVERNANCE

Director Independence

The Company is not a listed issuer whose securities are listed on a national securities exchange, or an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Under such definition, Michael Toh Kok Soon and Alex Henderson, directors, would not be considered independent as they also serves as executive officers of the Company.

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Nominating Committee

We have not adopted any procedures by which security holders may recommend nominees to our board of directors.

Audit Committee and Audit Committee Financial Expert

Our audit committee consists of Iain Bratt, Jim Lupkin and Shemori BoShae, each of whom will meet the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Jiim Lupkin is the chair of our audit committee and is also an “audit committee financial expert,” as such term is defined under the SEC rules implementing section 407 of the Sarbanes-Oxley Act of 2002 (SOX). Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•	reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•	reviewing our financial statements and our critical accounting policies and estimates;
•	integrity of the Company’s financial reporting processes and systems of internal controls regarding finance, accounting, and legal compliance;
•	reviewing related-party transactions; and
•	pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of NASDAQ.

Code of Ethics

Our board of directors has adopted a code of ethics that our officers, directors and any person who may perform similar functions is subject to. The Code of Ethics does not indicate the consequences of a breach of the code. If there is a breach, the board of directors would review the facts and circumstances surrounding the breach and take action that it deems appropriate, which action may include dismissal of the employee who breached the code.

DIRECTOR COMPENSATION

Our directors do not receive compensation for their services as a member of the Board.

Executive Compensation

OVERVIEW

The following table sets forth the cash and other compensation paid by the Company to its President and all other executive officers for services rendered during the fiscal years ended July 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards ($)	Total ($)

Michael Toh Kok Soon (1)	2018	$239,112	0	0	$0
	2017	$84,112	0	0	$0

Liew Choon Fook (2)	2018	$1978	0	0	$0
	2017	$0	0	0	$0

____________

(1)

Michael Toh Kok Soon is our current President, Chief Executive Officer.. Mr. Toh served as the Secretary of the Company until the appointment of Mr. Liew as Secretary. Michael Toh Kok Soon is our current President, Chief Executive Officer.

(2)	Liew Choon Fook was appointed Secretary of the Company effective August 29, 2017 and resigned as Secretary and Director on July 18, 2019.

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Security ownership of certain beneficial owners and management

The following table sets forth certain information regarding beneficial stock ownership as of July 12, 2019 of (i) each director of our company and our executive officers, (ii) all of our officers and directors as a group, and (iii) all persons known to us to be beneficial owners of more than 5% of our outstanding common stock. Each of the persons in the table below, to our knowledge, has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated. The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Our common stock is our only class of voting securities. The percentage of beneficial ownership is based on 90,755,372 shares outstanding as of July 12, 2019.

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Toh Kok Soon – CEO and member of the Board of Directors	24,170,293	26.63%
35-04, Menara Standard Chartered, Jalan Sultan Ismail, 50250 Kuala Lumpur

Alex Henderson	--	--
3960 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89169

Officers and directors as a group	24,170,293	26.63%

Goh Seng Guan	15,940,210	17.56%
B-11-3, 239, Jalan Tun Razak, IMBI 50400, Kuala Lumpur, Malaysia

Certain relationships and related party transactions

On June 13, 2016, Michael Toh Kok Soon purchased a total of 277,383 shares of the issued and outstanding common stock from A. Terry Ray pursuant to the terms of an Agreement for the Purchase of Common Stock dated May 31, 2016 for $230,000. The shares represented, at that time, approximately 70.55% of the Company’s outstanding shares, resulting in a change in control of the Company.

As part of the change of control transaction, the holders of 3 convertible promissory notes in the aggregate principal amount of $533,925.98, assigned their interests in such convertible promissory notes to Michael Toh Kok Soon. These notes were convertible into shares of common stock of the Company at a price of $1.00 per share at the election of the holder thereof. On or about January 6, 2017 Mr. Toh elected to convert these notes into 533,925 shares of common stock.

On July 27, 2018, the Company entered into a Subscription Agreement with Ng Boon Chee, whereby Mr. Ng agreed to purchase 2,698,377 shares of the Company’s common stock at a subscription price of $0.50 per share, for an aggregate purchase price of $1,349,188 (the “Purchase Price”) to be paid for in Bitcoins. Mr. Ng deposited 165 Bitcoins into the Company’s e-wallet, with an agreed value equal to the Purchase Price. The Company issued 2,698,377 shares of its common stock to Ng Boon Chee pursuant to the terms of the Subscription Agreement.

On October 1, 2018, the Company entered into a Subscription Agreement with Ng Boon Chee, whereby Mr. Ng agreed to purchase 2,860,955 shares of the Company’s common stock at a subscription price of $0.75 per share, for an aggregate purchase price of $2,145,716 (the “Purchase Price”) to be paid for in Bitcoins. Mr. Ng deposited 330 Bitcoins into the Company’s e-wallet, with an agreed value equal to the Purchase Price. The Company issued 2,860,955 shares of its common stock to Ng Boon Chee pursuant to the terms of the Subscription Agreement.

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Description of capital stock

The following describes the material terms of the capital stock of Toga Limited, and our Articles of Incorporation and Amended and Restated Bylaws. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, Toga Limited’s Articles of Incorporation and Amended and Restated Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and applicable law. All of our stockholders are urged to read our Articles of Incorporation and Amended and Restated Bylaws carefully and in their entirety.

Authorized and Outstanding Capital Stock

Our Articles of Incorporation provides that we have authority to issue (i) 10,000,000,000 shares of Common Stock, par value $0.0001 per share, 902,825,100 of which are issued and outstanding as of April 15, 2019, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the date of this prospectus.

Common Stock

Our amended Articles of Incorporation authorizes the issuance of up 1,000,000,000 of common stock, par value $0.0001 per share (the “Common Stock”). As of July 12, 2019, there were 90,755,372 shares of common stock issued and outstanding, which were held by 3,225 holders of record. The number of holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of broker-dealers and registered clearing agencies.

Dividends

The Company has not declared or paid any cash dividends on its Common Stock and does not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition and such other factors as the Board of Directors may consider.

Voting Rights

Each share of our Common Stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders, including in all elections for directors. Stockholders are not entitled to cumulative voting in the election for directors. Our stockholders may vote either in person or by proxy. Except in respect of matters relating to the election of directors and as otherwise provided in our Articles of Incorporation or required by law, all matters to be voted on by our stockholders must be approved by the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by the holders of all outstanding shares of Common Stock.

Preemptive and Other Rights

Holders of our Common Stock have no preemptive rights and have no other rights to subscribe for additional securities of ours under Nevada law, nor does our Common Stock have any conversion rights or rights of redemption. Upon liquidation, all holders of our Common Stock are entitled to participate pro rata in our assets available for distribution, subject to the rights of any class of preferred stock then outstanding.

37

Preferred Stock

Though we currently have no plans to issue any shares of preferred stock, our board of directors has the authority, without further action by our stockholders, to designate and issue up to 20,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of Common Stock. Though the actual effect of any such issuance on the rights of the holders of Common Stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:

•	diluting the voting power of the holders of Common Stock;

•	reducing the likelihood that holders of Common Stock will receive dividend payments;

•	reducing the likelihood that holders of Common Stock will receive payments in the event of our liquidation, dissolution or winding up; and

•	delaying, deterring or preventing a change in control or other corporate takeover.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of our directors. Our Amended and Restated Bylaws provide that only our board of directors, Chairman of the board or president may call a special meeting of stockholders.

The combination of these factors will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, these provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our stock and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Limitations of Liability and Indemnification Matters

We have adopted provisions in our Articles of Incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our Amended and Restated Bylaws provide that the Company shall, to the maximum extent and in the manner permitted by the General Corporation Law of Nevada, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company.

Transfer Agent and Registrar

Our transfer agent and registrar is Action Stock Transfer Corp. Its telephone number is (801) 274-1088.

38

SELLING STOCKHOLDERS

We are registering up to 11,493,761 shares of our common stock for resale, from time to time, by the selling stockholders identified below:

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares offered under this prospectus before selling them, and we cannot advise you as to whether the selling stockholders will in fact sell any or all of the shares of common stock being offered hereunder.

The following table sets forth the name of each selling stockholder, the number of shares beneficially owned by such selling stockholder as of July 12, 2019, the total number of shares that may be offered under this prospectus by such selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be owned by such selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold by the selling stockholders. Except as otherwise disclosed in this prospectus (or as disclosed in any document incorporated by reference), none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Other than the costs of preparing and providing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

The following table provides as of July 12, 2019 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

•	the number of shares owned by each prior to this offering;
•	the total number of shares that are to be offered for each;
•	the total number of shares that will be owned by each upon completion of the offering;
•	the percentage owned by each; and
•	the identity of the beneficial holder of any entity that owns the shares.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholders have sole or shared voting power or investment power and also any shares which the selling stockholders have the right to acquire within 60 days .

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Abdul Halim Bin Din	5,400	(2)	5,400	0	(2)
Abdul Rachman	7,100	(2)	7,100	0	(2)
Abdul Wahid Bin Shaari	5,000	(2)	5,000	0	(2)
Ahmad Ridzaki Bin Mohd Zainol	6,000	(2)	6,000	0	(2)
Aisyah Nurulaim Binti Embong	5,000	(2)	5,000	0	(2)
Alvin Lim Wei Qiang	5,900	(2)	5,900	0	(2)
Amran Bin Alias	7,000	(2)	7,000	0	(2)
Anizah Binti Abdul	15,000	(2)	10,000	5,000	(2)
Anna Liza O. Motilla	5,000	(2)	5,000	0	(2)
Arbainah Binti Bacho	3,488	(2)	3,488	0	(2)
A’risun Binti Mat Rifin	5,000	(2)	5,000	0	(2)
Arturo C. Albanza	10,800	(2)	10,800	0	(2)
Aw Gan Kian	10,000	(2)	10,000	0	(2)
Aw Gan Kim	5,000	(2)	5,000	0	(2)
Aw Gan Main	5,000	(2)	5,000	0	(2)
Azhar Bin Mat Taib	30,000	(2)	30,000	0	(2)
Azman Bin Mat Taib	20,000	(2)	20,000	0	(2)
Bai Hua	30,000	(2)	30,000	0	(2)
Bai Yu Mei	90,000	(2)	90,000	0	(2)
Bi Run Min	26,000	(2)	20,000	6,000	(2)
Bi Zanxian	100,000	(2)	100,000	0	(2)
Burhanuddeen Bin Mohd Sharudin	500,000	(2)	500,000	0	(2)
Cao Guo Zhang	14,400	(2)	14,400	0	(2)
Carol P. Alabanza	5,000	(2)	5,000	0	(2)

39

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Catherine D. Baus	10,000	(2)	10,000	0	(2)
Cecilia Tjahjadi	8,600	(2)	8,600	0	(2)
Chan Mei Gee	8,280	(2)	8,280	0	(2)
Chan Oi Kum	6,000	(2)	6,000	0	(2)
Cheah Peggy	5,200	(2)	5,200	0	(2)
Chen Ai Yun	5,600	(2)	5,600	0	(2)
Chen Chang Juan	40,000	(2)	40,000	0	(2)
Chen Cui Zhen	5,000	(2)	5,000	0	(2)
Chen Hai Ying	97,800	(2)	97,800	0	(2)
Chen Hong	40,300	(2)	40,300	0	(2)
Chen Jian Hua	5,000	(2)	5,000	0	(2)
Chen Jian Ping	7,000	(2)	7,000	0	(2)
Chen Jiang Yan	10,000	(2)	10,000	0	(2)
Chen Jin Ling	14,000	(2)	10,000	4,000	(2)
Chen Ju Ping	10,200	(2)	10,200	0	(2)
Chen Kun You	5,300	(2)	5,300	0	(2)
Chen Shu Huei	24,600	(2)	10,800	13,800	(2)
Chen Shu Xiang	300,000	(2	300,000	0	(2)
Chen Ting	5,000	(2)	5,000	0	(2)
Chen Xu	5,739	(2)	5,739	0	(2)
Chen Yan Juan	5,000	(2)	5,000	0	(2)
Cheng Ching Han	1,700	(2)	1,700	0	(2)
Chew Kar Seng	5,000	(2)	5,000	0	(2)
Chew Mun Soon	5,600	(2	5,600	0	(2)
Chia Chen Hai	5,000	(2)	5,000	0	(2)
Chia Chin Kang	30,831	(2)	22,032	8,799	(2)
Chia Kah See	44,024	(2)	44,024	0	(2)
Chia Kim Seng	40,000	(2)	40,000	0	(2)
Chia Yee Yean	14,000	(2)	7,000	7,000	(2)
Chiang Moo Khoon	46,700	(2)	23,900	22,800	(2)
Chiew Siow Khim	9,000	(2)	9,000	0	(2)
Chin Weng Wai	7,700	(2)	7,700	0	(2)
Chong Hui Chang	5,000	(2)	5,000	0	(2)
Chong Hui Der	45,983	(2)	32,351	13,632	(2)
Chong Hui Shen	5,000	(2)	5,000	0	(2)
Chong Wei Fong	10,000	(2)	5,000	5,000	(2)
Choo Chee Snyan	18,923	(2)	18,923	0	(2)
Choong Jiunn Shyong	1,700	(2)	1,700	0	(2)
Choong Tak Seng	8,000	(2)	8,000	0	(2)
Choong Yong Shen	34,000	(2)	34,000	0	(2)
Chow Kim Ying	150,000	(2)	150,000	0	(2)
Chu Pei Qian	9,000	(2)	5,000	4,000	(2)
Chua Ah Thong	100,000	(2)	100,000	0	(2)

40

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Chua Chin Tiang	7,000	(2)	7,000	0	(2)
Chua Siew Chean	20,000	(2)	20,000	0	(2)
Deng Ji Ling	15,000	(2)	5,000	10,000	(2)
Ding Hong Xia	5,000	(2)	5,000	0	(2)
Ding Mei Ping	11,000	(2)	11,000	0	(2)
Dong You Lin	6,200	(2)	6,200	0	(2)
Dong Xi Fang	5,000	(2)	5,000	0	(2)
Du Cui Zhen	15,500	(2)	5,500	10,000	(2)
Du Jing Xian	5,000	(2)	5,000	0	(2)
Du Zhao Wei	11,400	(2)	11,400	0	(2)
Duan Yun Li	16,600	(2)	16,600	0	(2)
E. Thian Sun	10,000	(2)	10,000	0	(2)
Elfitri	10,000	(2)	10,000	0	(2)
Fadzilah Binti Tumpang	5,000	(2)	5,000	0	(2)
Fang Guo Hong	17,000	(2)	17,000	0	(2)
Fang Jin Li	5,000	(2)	5,000	0	(2)
Farah Khalida Binti Mohammed Khalil	4,772	(2)	4,772	0	(2)
Fei Xiu Ying	20,300	(2)	20,300	0	(2)
Fu Feng Ming	10,000	(2)	10,000	0	(2)
Fu Hong Mei	10,000	(2)	10,000	0	(2)
Fu Hua	30,000	(2)	30,000	0	(2)
Fu Ji Ming	8,500	(2)	8,500	0	(2)
Gan Lek Chu	10,000	(2)	10,000	0	(2)
Gao Chang Kui	5,000	(2)	5,000	0	(2)
Gao Chun Qiang	10,000	(2)	10,000	0	(2)
Gao Min	5,000	(2)	5,000	0	(2)
Gil B. Laude	5,000	(2)	5,000	0	(2)
Gong Li Ming	9,000	(2)	9,000	0	(2)
Guan Feng	14,500	(2)	10,000	4,500	(2)
Gu Jia Xiang	5,500	(2)	5,500	0	(2)
Gu Jun	10,000	(2)	10,000	0	(2)
Gu Jun Ling	23,000	(2)	15,000	8,000	(2)
Gu Shi Jian	15,000	(2)	15,000	0	(2)
Guo Li Rong	9,300	(2)	9,300	0	(2)
Guo Li Ying	6,300	(2)	6,300	0	(2)
Guo Ming Juan	5,000	(2)	5,000	0	(2)
Guo Qin	5,000	(2)	5,000	0	(2)
Guo Song Qing	30,000	(2)	30,000	0	(2)
Guo Xiang Hua	15,400	(2)	15,400	0	(2)
Guo Yue Ying	19,000	(2)	10,400	8,600	(2)
Halimah Bt Hussien	20,000	(1)	20,000	0	(2)
Hamat Yani Bin Rahidin	5,000	(2)	5,000	0	(2)

41

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Han Yan Lei	6,000	(2)	6,000	0	(2)
He Jian Hua	15,500	(2)	5,000	10,500	(2)
He Zhi Yong	10,300	(2)	6,000	4,300	(2)
Hee Yep Heng	9,000	(2)	9,000	0	(2)
Ho Swa Nio	5,000	(2)	5,000	0	(2)
Hu Jian Bo	10,000	(2)	10,000	0	(2)
Hu Ling	10,956	(2)	10,956	0	(2)
Hu Ping	5,000	(2)	5,000	0	(2)
Hua Jun Sheng	10,000	(2)	10,000	0	(2)
Huang Li	17,000	(2)	17,000	0	(2)
Huang Pan Hua	5,000	(2)	5,000	0	(2)
Huang Wen Fang	20,000	(2)	10,000	10,000	(2)
Huang Zi Jun	50,000	(2)	50,000	0	(2)
Hung Huei Wen	10,000	(2)	10,000	0	(2)
Hussin Bin Redzwan	10,000	(2)	10,000	0	(2)
Iluminada B. Calbuyao	6,800	(2)	5,000	1,800	(2)
Ishamuddin Bin Ishak	5,000	(2)	5,000	0	(2)
Izam Bin Adnan	200,000	(2)	200,000	0	(2)
Izamuddin Bin Rozali	5,000	(2)	5,000	0	(2)
Jamilah Binti Mohd Hanif	5,000	(2)	5,000	0	(2)
Jasni Bin Shaharuddin	5,000	(2)	5,000	0	(2)
Jeffry Cartouche Laseduw	100,000	(2)	100,000	0	(2)
Jenson Tan Jian Wei	20,674	(2)	20,674	0	(2)
Ji Hui Xing	10,000	(2)	10,000	0	(2)
Jia De Fa	18,000	(2)	18,000	0	(2)
Jiang Chun Mei	42,000	(2)	42,000	0	(2)
Jiang Ru Ming	5,300	(2)	5,300	0	(2)
Jiang Yun Li	18,500	(2)	10,500	8,000	(2)
Jiang Wei	9,600	(2)	9,600	0	(2)
Jiang Wei	5,206	(2)	5,206	0	(2)
Jin Li Ping	27,600	(2)	21,100	6,500	(2)
Jin Xue Hua	5,000	(2)	5,000	0	(2)
Jin Yi Hao	19,000	(2)	19,000	0	(2)
Ju Heng He	7,000	(2)	7,000	0	(2)
Ke Zhen Dong	22,300	(2)	5,000	17,300	(2)
Kek Chok Kin	5,000	(2)	5,000	0	(2)
Ker Chee Keong	17,000	(2)	17,000	0	(2)
Khoo Kai Yang	87,257	(2)	87,257	0	(2)
Khor Ying Ying	5,000	(2)	5,000	0	(2)
Kok Siew Feng	18,400	(2)	18,400	0	(2)
Kong Wei Feng	20,000	(2)	20,000	0	(2)
Ku Azizan Bin Ku Chik	5,000	(2)	5,000	0	(2)

42

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Kuah Kok Cheong	12,100	(2)	12,100	0	(2)
Kuo Ing Kiong	5,000	(2)	5,000	0	(2)
Lao Wei Ping	5,000	(2)	5,000	0	(2)
Lau Chee Hong	30,000	(2)	30,000	0	(2)
Law Kiew Lee	16,500	(2)	11,400	5,100	(2)
Lee Chee Meng	5,400	(2)	5,400	0	(2)
Lee Chong Yeng	5,300	(2)	5,300	0	(2)
Lee Chui Foong	5,200	(2)	5,200	0	(2)
Lee Jung Huei	11,900	(2)	11,900	0	(2)
Lee Nyok Nan	30,000	(2)	30,000	0	(2)
Lee Tee Leen	17,954	(2)	17,954	0	(2)
Leong Chuey Yun	13,000	(2)	8,000	5,000	(2)
Leong Heng Loong	5,000	(2)	5,000	0	(2)
Leong Lai Pin	33,000	(2)	12,000	21,000	(2)
Lerma Lopez Adona	5,000	(2)	5,000	0	(2)
Lew Wan Ping	5,000	(2)	5,000	0	(2)
Li De Hong	5,000	(2)	5,000	0	(2)
Li Guo Wei	5,000	(2)	5,000	0	(2)
Li Hua Bin	20,000	(2)	8,000	12,000	(2)
Li Jian She	95,000	(2)	60,000	35,000	(2)
Li Jun	34,000	(2)	34,000	0	(2)
Li Min Jie	5,000	(2)	5,000	0	(2)
Li Ming	70,000	(2)	30,000	40,000	(2)
Li Pi Yun	5,200	(2)	5,200	0	(2)
Li Xue Zhen	8,500	(2)	5,000	3,500	(2)
Li Yan Xia	12,000	(2)	12,000	0	(2)
Li Yu Lan	5,000	(2)	5,000	0	(2)
Li Yuan Ping	70,000	(2)	70,000	0	(2)
Lian Ming Cheang	11,900	(2)	11,900	0	(2)
Liang Li Zhang	100,000	(2)	100,000	0	(2)
Liang Wei Min	5,000	(2)	5,000	0	(2)
Liang Yong Hui	5,100	(2)	5,100	0	(2)
Liang Yong Min	5,300	(2)	5,300	0	(2)
Liew Choon Fook	3,623	(2)	3,623	0	(2)
Liew Siong Ching	65,000	(2)	5,000	60,000	(2)
Liew Yee Quan	22,318	(2)	22,318	0	(2)
Lily Rose F. Focasan	5,000	(2)	5,000	0	(2)
Lim Cheng Hui	26,400	(2)	26,400	0	(2)
Lim Choon Lan	5,000	(2)	5,000	0	(2)
Lim Hock Jiun	20,083	(2)	20,083	0	(2)
Lim Jun Hao	5,014,421	6%	14,421	5,000,000	6%
Lim Teck Ping	10,000	(2)	10,000	0	(2)
Lin Jun	10,000	(2)	10,000	0	(2)
Ling Hui Gang	54,800	(2)	25,000	29,800	(2)

43

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Ling Hung Ngo	45,000	(2)	45,000	0	(2)
Ling Lian Hua	15,000	(2)	15,000	0	(2)
Liu Ba Mei	10,000	(2)	10,000	0	(2)
Liu Jian Dong	28,000	(2)	28,000	0	(2)
Liu Jun Guo	30,000	(2)	30,000	0	(2)
Liu Jun Hua	6,100	(2)	6,100	0	(2)
Liu Mei Xia	5,100	(2)	5,100	0	(2)
Liu Nian	12,400	(2)	5,000	7,400	(2)
Liu Quan Ming	31,300	(2)	26,600	4,700	(2)
Liu Rong Gen	5,000	(2)	5,000	0	(2)
Liu Sheng Hua	5,000	(2)	5,000	0	(2)
Liu Shi Jie	10,200	(2)	5,200	5,000	(2)
Liu Shu Ying	61,200	(2)	18,200	43,000	(2)
Liu Xiao Ling	9,000	(2)	9,000	0	(2)
Liu Xiao Yuan	99,300	(2)	39,000	60,300	(2)
Liu Yu Hua	10,100	(2)	10,100	0	(2)
Liu Zhi Hong	5,000	(2)	5,000	0	(2)
Liu Zhi Qiang	10,000	(2)	5,000	5,000	(2)
Loh Ming Yeu	5,000	(2)	5,000	0	(2)
Long Hui Ping	26,600	(2)	15,000	11,600	(2)
Low Fong Lim	5,400	(2)	5,400	0	(2)
Low Kah Fong	17,877	(2)	17,877	0	(2)
Lu Chun Hong	5,000	(2)	5,000	0	(2)
Lu Hai Tao	5,000	(2)	5,000	0	(2)
Lu Jin E	7,000	(2)	7,000	0	(2)
Luo Li Xian	8,000	(2)	8,000	0	(2)
Luo Shi Mei	11,500	(2)	6,500	5,000	(2)
Lyu Yue Jun	13,000	(2)	13,000	0	(2)
Ma Gen Liang	19,900	(2)	9,900	10,000	(2)
Ma Yang Lin	5,100	(2)	5,100	0	(2)
Ma Yi Jun	6,000	(2)	6,000	0	(2)
Ma Yue Yao	16,200	(2)	16,200	0	(2)
Mahadzar Bin Hashim	9,200	(2)	5,000	4,200	(2)
Maimon Binti Mohd Juffri	15,000	(2)	15,000	0	(2)
Malvin N. Oracion	5,500	(2)	5,500	0	(2)
Mao Yun Hua	10,000	(2)	10,000	0	(2)
Mao Yun Yun	26,000	(2)	26,000	0	(2)
Mariano Badong Baesa	15,000	(2)	10,000	5,000	(2)
Mawardi	40,000	(2)	40,000	0	(2)
Maybelle F. Focasan	20,000	(2)	20,000	0	(2)
Mei Zhen	10,000	(2)	10,000	0	(2)
Meng Li	26,000	(2)	20,000	6,000	(2)
Meng Xia	60,000	(2)	60,000	0	(2)

44

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Min Qin	10,000	(2)	10,000	0	(2)
Mohamad Azmi Bin Alias	5,000	(2)	5,000	0	(2)
Mohamad Fahmi B Samat	10,000	(2)	10,000	0	(2)
Mohamad Faiz Bin Ab Samad	5,000	(2)	5,000	0	(2)
Mohamad Nizam Bin Fadzil	5,000	(2)	5,000	0	(2)
Mohamad Yussof Bin Yahaya	5,000	(2)	5,000	0	(2)
Mohd Alwi Bin Jusoh	5,500	(2)	5,500	0	(2)
Mohd Azli Bin Mohammad Salleh	7,530	(2)	7,530	0	(2)
Mohd Azuan Bin Abd Rahim	9,996	(2)	9,996	0	(2)
Mohd Firdaus Bin Ab Halim	5,000	(2)	5,000	0	(2)
Mohd Firdaus Bin Sharuddin	5,000	(2)	5,000	0	(2)
Mohd Khairi Bin Mat Radzi	18,000	(2)	18,000	0	(2)
Mohd Khalil Bin Abdul Hamid	5,500	(2)	5,500	0	(2)
Mohd Nizam Bin Ahmad	5,000	(2)	5,000	0	(2)
Mohd Noor Bin Khalid	5,000	(2)	5,000	0	(2)
Mohd Rafi Bin Othman	10,000	(2)	10,000	0	(2)
Mohd Ridzuan Bin Zainol	10,014	(2)	10,014	0	(2)
Mohd Shamsuri Bin Yahya	5,000	(2)	5,000	0	(2)
Mohd Sharudin Bin Mohd Ali	10,000	(2)	10,000	0	(2)
Mohd Supi Bin Abdul Aziz	23,000	(2)	13,500	9,500	(2)
Muhamad Zaki Bin Abu Bakar	95,000	(2)	60,000	35,000	(2)
Muhamed Hilmee Bin Mat Sulaiman	5,000	(2)	5,000	0	(2)
Muhamed Zhohirrudeen Bin Hussin	5,000	(2)	5,000	0	(2)
Muhammad Saifullah Bin Saad	5,000	(2)	5,000	0	(2)
Nazrul Faizal Bin Zainul Abidin	5,000	(2)	5,000	0	(2)
Ng Boon Chee	651,074	(2)	95,140	555,934	(2)
Ng Boon Chong	6,500	(2)	6,500	0	(2)
Ng Sze Ying	5,000	(2)	5,000	0	(2)
Ng Tiek Peng	9,100	(2)	9,100	0	(2)
Ng Yew Peng	6,300	(2)	6,300	0	(2)
Ngu Lee Chen	14,300	(2)	14,300	0	(2)
Ngu Sing Kwong	5,200	(2)	5,200	0	(2)
Ni Min	100,000	(2)	100,000	0	(2)
Niu Zhi Gang	80,000	(2)	80,000	0	(2)
Nora Imelda R. Ona	15,600	(2)	5,000	10,600	(2)
Noraida Mohd Udin	5,000	(2)	5,000	0	(2)
Norhayati Binti Ibrahim	6,300	(2)	6,300	0	(2)
Nornikmah Rahmah Binti Mohd Sharudin	10,000	(2)	10,000	0	(2)
Ong Pang Kiat	9,100	(2)	9,100	0	(2)
Ong Swee Sin	27,500	(2)	27,500	0	(2)
Ooi Hock Seng	115,000	(2)	100,000	15,000	(2)

45

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Ooi Qing Lin	37,500	(2)	37,500	0	(2)
Osman Bin Hussin	5,000	(2)	5,000	0	(2)
Pan Jiu Yun	5,000	(2)	5,000	0	(2)
Pan Jue Zhu	400,000	(2)	200,000	200,000	(2)
Pan Long Qin	51,000	(2)	41,000	10,000	(2)
Pan Long Xiang	10,000	(2)	10,000	0	(2)
Pan Yu Ying	20,000	(2)	20,000	0	(2)
Pang Cheng Min	28,239	(2)	28,239	0	(2)
Phang Joon Chin	32,000	(2)	20,000	12,000	(2)
Ph'ng Fook Sin	6,400	(2)	6,400	0	(2)
Puziah Binti Mohamad Zain	10,500	(2)	10,500	0	(2)
Qi Hong Yu	5,000	(2)	5,000	0	(2)
Qian Jin Xing	8,700	(2)	8,700	0	(2)
Qiao Pei Ping	15,300	(2)	15,300	0	(2)
Qiao Zhong Ying	20,000	(2)	20,000	0	(2)
Qin Ai Hua	10,000	(2)	10,000	0	(2)
Qin Jian Ke	15,000	(2)	15,000	0	(2)
Qin Jun	5,000	(2)	5,000	0	(2)
Qin Ming Yuan	7,000	(2)	7,000	0	(2)
Qin Xiao Xian	18,000	(2)	18,000	0	(2)
Qin Ying	26,000	(2)	6,000	20,000	(2)
Qin Yue Fang	7,000	(2)	7,000	0	(2)
Qiu Yan Chun	50,000	(2)	50,000	0	(2)
Qiu Ying	15,100	(2)	10,000	5,100	(2)
Qu Guo Jun	6,400	(2)	6,400	0	(2)
Raymond Chou Chang Siang	7,825	(2)	7,825	0	(2)
Razman Bin Abdul Razak	6,300	(2)	6,300	0	(2)
Reymelyn Maisa Cortes	200,100	(2)	182,300	17,800	(2)
Rolly Lorca Motilla	10,000	(2)	5,000	5,000	(2)
Rozila Binti Ahmad	9,000	(2)	9,000	0	(2)
Saifuddeen Bin Mohd Sharudin	10,000	(2)	10,000	0	(2)
Saiful Annuar Bin Mohd Sharudin	10,000	(2)	10,000	0	(2)
Samsul	10,000	(2)	10,000	0	(2)
Sanisah Bintio Osman	5,000	(2)	5,000	0	(2)
Santiago L. Petalver Jr.	5,000	(2)	5,000	0	(2)
Sarjianto Bin Saparjo Warto	20,000	(2)	20,000	0	(2)
Selvia Eka Ngesti	5,000	(2)	5,000	0	(2)
Shafie Mohd Nor	20,000	(2)	20,000	0	(2)
Shahrizal Bin Daud	8,000	(2)	8,000	0	(2)
Shan Guo Long	5,000	(2)	5,000	0	(2)
Shao Li Jie	20,000	(2)	20,000	0	(2)
Shen Guo Qiang	15,000	(2)	15,000	0	(2)
Shen Shu Chun	10,000	(2)	10,000	0	(2)

46

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Shen Tian	8,000	(2)	8,000	0	(2)
Shen Xiang Hong	10,000	(2)	10,000	0	(2)
Shen Ya Nan	14,000	(2)	14,000	0	(2)
Shi Jian Ming	5,000	(2)	5,000	0	(2)
Shi Li Hua	15,000	(2)	15,000	0	(2)
Shi Qiong Fen	5,000	(2)	5,000	0	(2)
Shi Xiang Jun	5,800	(2)	5,800	0	(2)
Shi Xiang Ling	5,100	(2)	5,100	0	(2)
Shi Yu Hai	23,000	(2)	23,000	0	(2)
Shirley Chai Suet Lee	5,000	(2)	5,000	0	(2)
Si Tiam Kent	19,972	(2)	19,972	0	(2)
Siow Lin Hwa	5,400	(2)	5,400	0	(2)
Siow Lin Hwee	9,300	(2)	9,300	0	(2)
Simon Tanoto	77,000	(2)	77,000	0	(2)
Siti Rohana Bt Darus	5,000	(2)	5,000	0	(2)
Soh Bee Ting	5,000	(2)	5,000	0	(2)
Song Jiang Li	15,000	(2)	15,000	0	(2)
Song Jin Ming	30,000	(2)	30,000	0	(2)
Song Wen Jun	12,000	(2)	6,800	5,200	(2)
Song Xiu Hong	10,000	(2)	10,000	0	(2)
Soo Pik Kiong	7,200	(2)	7,200	0	(2)
Soon Sui Hoong	5,000	(2)	5,000	0	(2)
Su Siong Hua	10,000	(2)	10,000	0	(2)
Sun Ai Jing	8,000	(2)	8,000	0	(2)
Sun Cheng Yun	5,100	(2)	5,100	0	(2)
Sun Zhu Xing	6,800	(2)	6,800	0	(2)
Suyanto	11,300	(2)	5,500	5,800	(2)
Syu Jing Quan	5,300	(2)	5,300	0	(2)
Tan Chiau Wei	62,311	(2)	62,311	0	(2)
Tan Fei	24,057	(2)	24,057	0	(2)
Tan Feng Lian	5,000	(2)	5,000	0	(2)
Tan Jian Jack	17,252	(2)	17,252	0	(2)
Tan Jie	43,205	(2)	5,005	38,200	(2)
Tan Kang	50,000	(2)	50,000	0	(2)
Tan Lee Leng	5,600	(2)	5,600	0	(2)
Tan Mei Yan	5,300	(2)	5,300	0	(2)
Tan Qi Kun	5,000	(2)	5,000	0	(2)
Tan See Kuy	275,593	(2)	275,593	0	(2)
Tan Seng Lian	13,010	(2)	13,010	0	(2)
Tan Siew Mei	5,000	(2)	5,000	0	(2)
Tan Suan Gek	100,000	(2)	100,000	0	(2)
Tan Wan Bing	40,001	(2)	40,001	0	(2)
Tan Yee Ling	35,720	(2)	35,720	0	(2)

47

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Tan Ying	116,000	(2)	10,000	106,000	(2)
Tan Yong Meng	5,000	(2)	5,000	0	(2)
Tan Zheng Hua	10,000	(2)	10,000	0	(2)
Tang Lian Hua	32,500	(2)	32,500	0	(2)
Tang Li	5,000	(2)	5,000	0	(2)
Tang Ruo Kun	5,300	(2)	5,300	0	(2)
Tang Swee Cheng	15,000	(2)	15,000	0	(2)
Tang Xiao Yu	10,000	(2)	10,000	0	(2)
Tao Bee Khee @ Tay Bee Khee	54,332	(2)	54,332	0	(2)
Tee Say Hong	200,000	(2)	200,000	0	(2)
Tee Su Fang	10,000	(2)	10,000	0	(2)
Teh Heng Zoo	5,000	(2)	5,000	0	(2)
Teh Kim Huat	100,000	(2)	100,000	0	(2)
Teng Juan	100,000	(2)	100,000	0	(2)
Teng Lee Lian	20,000	(2)	20,000	0	(2)
Tengku Mohd Farid Bin Tengku Ibrahim	10,000	(2)	10,000	0	(2)
Teo Lee Hwa	20,500	(2)	15,000	5,500	(2)
Teo Soon Han	140,000	(2)	140,000	0	(2)
Teoh Chee Chan	1,700	(2)	1,700	0	(2)
Tham Yeo Fook	40,000	(2)	40,000	0	(2)
Then Pow Hing	5,000	(2)	5,000	0	(2)
Thian Lee Chin	5,000	(2)	5,000	0	(2)
Ting Pang Chung	13,600	(2)	13,600	0	(2)
Tita C. Anquilero	5,300	(2)	5,300	0	(2)
Toh Kok Soon (1)	24,170,293	27%	113,751	24,056,542	27%
Tony Juan Yao	6,000	(2)	6,000	0	(2)
Tu Chang Gui	5,000	(2)	5,000	0	(2)
Wan Ying	5,000	(2)	5,000	0	(2)
Wang Bao Ling	11,800	(2)	11,800	0	(2)
Wang En Hua	13,000	(2)	8,000	5,000	(2)
Wang Guo Zhang	8,000	(2)	8,000	0	(2)
Wang Jian	20,000	(2)	20,000	0	(2)
Wang Ju Feng	14,100	(2)	10,100	4,000	(2)
Wang Jumei	5,400	(2)	5,400	0	(2)
Wang Jun Rong	5,200	(2)	5,200	0	(2)
Wang Le Jing	100,000	(2)	100,000	0	(2)
Wang Li Chun	13,900	(2)	13,900	0	(2)
Wang Li Yan	5,000	(2)	5,000	0	(2)
Wang Lin	224,900	(2)	224,900	0	(2)
Wang Meng	15,000	(2)	10,000	5,000	(2)
Wang Ping Fang	10,000	(2)	10,000	0	(2)
Wang Qing Shuang	5,500	(2)	5,500	0	(2)

48

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Wang Su Fen	17,000	(2)	17,000	0	(2)
Wang Xi	5,000	(2)	5,000	0	(2)
Wang Yan	10,000	(2)	10,000	0	(2)
Wang Yan	26,000	(2)	20,000	6,000	(2)
Wang Yi Fei	30,000	(2)	30,000	0	(2)
Wang Yu Ping	8,500	(2)	8,500	0	(2)
Wei Gui Long	22,000	(2)	22,000	0	(2)
Wei Hao Wei	30,000	(2)	10,000	20,000	(2)
Wei Xiao Long	6,000	(2)	6,000	0	(2)
Weng Jian Qing	5,000	(2)	5,000	0	(2)
Wen Li Xiong	9,000	(2)	9,000	0	(2)
Wen Xiu Rong	10,000	(2)	5,000	5,000	(2)
Wong Cheng Tsair	5,000	(2)	5,000	0	(2)
Wong Chung Giek	55,000	(2)	5,000	50,000	(2)
Wong Fong Lin	5,400	(2)	5,400	0	(2)
Wong Hui Kwan	10,000	(2)	10,000	0	(2)
Woon Poh Moi	5,000	(2)	5,000	0	(2)
Wu Chang Ying	5,000	(2)	5,000	0	(2)
Wu Chuan Yu	20,000	(2)	20,000	0	(2)
Wu Dong Fang	5,000	(2)	5,000	0	(2)
Wu Hai Yan	10,000	(2)	5,000	5,000	(2)
Wu Jian Bin	10,000	(2	10,000	0	(2)
Wu Jun Lian	14,000	(2)	5,000	9,000	(2)
Wu Min	22,400	(2)	22,400	0	(2)
Wu Si Yun	100,000	(2)	100,000	0	(2)
Wu Xiao Ling	153,700	(2)	103,700	50,000	(2)
Wu Xiu Feng	72,700	(2)	26,000	46,700	(2)
Wu Xue Jun	17,000	(2)	17,000	0	(2)
Xia Li Hua	5,000	(2)	5,000	0	(2)
Xiang Xi Ping	400,000	(2	100,000	300,000	(2)
Xie Ju Hong	11,900	(2)	11,900	0	(2)
Xing Ai Ping	23,000	(2)	23,000	0	(2)
Xing Wei Dong	5,000	(2)	5,000	0	(2)
Xing Xiu Ping	15,000	(2)	15,000	0	(2)
Xiong Yan Ping	15,000	(2)	15,000	0	(2)
Xu A Qiu	300,000	(2)	300,000	0	(2)
Xu Dong Mei	48,000	(2)	37,000	11,000	(2)
Xu Gao Feng	100,000	(2)	50,000	50,000	(2)
Xu Guo An	14,700	(2)	14,700	0	(2)
Xu Jing	30,000	(2)	30,000	0	(2)
Xu Ping	5,000	(2)	5,000	0	(2)
Xu Xiu Jun	46,000	(2)	46,000	0	(2)
Xu Yi Hui	100,000	(2)	25,000	75,000	(2)

49

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Xu Yuan Ting	5,000	(2)	5,000	0	(2)
Xu Yuan Yu	8,000	(2)	8,000	0	(2)
Xu Zhu Tuan	14,900	(2)	14,900	0	(2)
Xue Ji Zhang	14,000	(2)	7,000	7,000	(2)
Xue Yu Hong	10,000	(2)	10,000	0	(2)
Xun Feng Juan	10,000	(2)	10,000	0	(2)
Yang A Feng	8,800	(2)	8,800	0	(2)
Yang Cheng Ming	5,000	(2)	5,000	0	(2)
Yang Du	10,000	(2)	10,000	0	(2)
Yang Guo Ying	10,000	(2)	10,000	0	(2)
Yang Hong Xing	7,000	(2)	7,000	0	(2)
Yang Jia Ju	102,000	(2)	15,000	87,000	(2)
Yang Jun	20,000	(2)	20,000	0	(2)
Yang Shu Ying	5,000	(2)	5,000	0	(2)
Yang Yu Fang	20,000	(2)	20,000	0	(2)
Yang Yu Mei	5,400	(2)	5,400	0	(2)
Yao Chun Lin	5,000	(2)	5,000	0	(2)
Yao Chun Ying	5,500	(2)	5,500	0	(2)
Yao Si	6,900	(2)	6,900	0	(2)
Yao Yue Ping	24,000	(2)	20,000	4,000	(2)
Yap Park Leng	17,593	(2)	15,409	2,184	(2)
Ye Lin	17,800	(2)	17,800	0	(2)
Yin Ying	5,100	(2)	5,100	0	(2)
Yolanda Roldan Baesa	6,000	(2)	6,000	0	(2)
Yong Eik Pyng	5,000	(2)	5,000	0	(2)
Yu Chao Ying	10,000	(2)	10,000	0	(2)
Yu Dong Sheng	18,000	(2)	10,000	8,000	(2)
Yu Er En	6,000	(2)	6,000	0	(2)
Yu Gang	20,000	(2)	20,000	0	(2)
Yu Ji Peng	13,000	(2)	5,000	8,000	(2)
Yu Jian Wei	20,000	(2)	20,000	0	(2)
Yu Qin Yan	20,000	(2)	20,000	0	(2)
Yu Xiao Juan	11,800	(2)	11,800	0	(2)
Yu Zhen Zheng	5,000	(2)	5,000	0	(2)
Yu Zhong He	5,000	(2)	5,000	0	(2)
Yuan Hui	5,000	(2)	5,000	0	(2)
Yue Jin Hua	5,000	(2)	5,000	0	(2)
Yue Miao	5,000	(2)	5,000	0	(2)
Yunos B. Yusof	5,000	(2)	5,000	0	(2)
Zaidi Bin Shuib	7,000	(2)	7,000	0	(2)
Zeng Pei Rui	600,000	(2)	100,000	500,000	(2)
Zhan Guang Jie	20,000	(2)	20,000	0	(2)
Zhang Ai Ping	30,000	(2)	30,000	0	(2)

50

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
Zhang Chang Mei	5,000	(2)	5,000	0	(2)
Zhang Hong Yan	30,000	(2)	25,000	5,000	(2)
Zhang Ji Lan	5,200	(2)	5,200	0	(2)
Zhang Jing	5,800	(2)	5,800	0	(2)
Zhang Jun	40,000	(2)	40,000	0	(2)
Zhang Jun	160,000	(2)	160,000	0	(2)
Zhang Rui Ren	10,000	(2)	10,000	0	(2)
Zhang Shi Jin	5,000	(2)	5,000	0	(2)
Zhang Shi Xi	5,600	(2)	5,600	0	(2)
Zhang Wan Yun	50,000	(2)	40,000	10,000	(2)
Zhang Wang Bing	5,000	(2)	5,000	0	(2)
Zhang Wei	160,000	(2)	160,000	0	(2)
Zhang Wen Qian	5,000	(2)	5,000	0	(2)
Zhang Xi Feng	25,000	(2)	25,000	0	(2)
Zhang Xi Feng	15,000	(2)	15,000	0	(2)
Zhang Xiao Min	11,000	(2)	11,000	0	(2)
Zhang Xin Ke	8,000	(2)	8,000	0	(2)
Zhang Xue Cheng	20,000	(2)	20,000	0	(2)
Zhang Xue Mei	5,100	(2)	5,100	0	(2)
Zhang Yan	13,000	(2)	13,000	0	(2)
Zhang Yue Yue	100,000	(2)	100,000	0	(2)
Zhang Zhi Feng	5,600	(2)	5,600	0	(2)
Zhang Zhi Ping	5,600	(2)	5,600	0	(2)
Zhang Zhi Yong	100,000	(2)	100,000	0	(2)
Zhao Weijian	5,000	(2)	5,000	0	(2)
Zhao Yu Yan	5,200	(2)	5,200	0	(2)
Zheng Dao Sheng	17,000	(2)	6,000	11,000	(2)
Zhou Jian Liang	5,000	(2)	5,000	0	(2)
Zhou Jing	39,400	(2)	39,400	0	(2)
Zhou Jun Yu	23,100	(2)	15,000	8,100	(2)
Zhou Ling Zhen	15,000	(2)	15,000	0	(2)
Zhou Yan Chun	5,000	(2)	5,000	0	(2)
Zhou Wen Hua	10,000	(2)	10,000	0	(2)
Zhu Li Li	6,300	(2)	6,300	0	(2)
Zhu Ming Yan	5,000	(2)	5,000	0	(2)
Zhu Wei Fang	56,001	(2)	10,206	45,795	(2)
Zhu Xia	21,000	(2)	21,000	0	(2)
Zhu Xia	20,000	(2)	20,000	0	(2)
Zhu Xiao Yong	7,000	(2)	7,000	0	(2)
Zhu Yi Wen	10,000	(2)	10,000	0	(2)
Zhuang Wei Wei	10,334	(2)	10,334	0	(2)
Zou Hong Zhuan	7,486	(2)	7,486	0	(2)
Zulmainar	50,000	(2)	10,000	40,000	(2)
Zul Qarnain Bin Mohd Sharudin	10,000	(2)	10,000	0	(2)
Zuraini Binti Abd Wahab	155,000	(2)	150,000	5,000	(2)

_____________

(1)	Toh Kok Soon is CEO and a member of the Board of Directors of Toga Limited

(2)	Less than 1%.

51

The percentages are based on the 90,755,372 shares of common stock outstanding on July 12, 2019.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

Plan of Distribution

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

Shares eligible for future sale

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, could materially and adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon registering 11,493,761 shares pursuant to this registration statement we will have 90,755,372 shares of common stock outstanding. Of these shares, the shares of common stock registered pursuant to this registration statement will be freely transferable in the United States without restriction under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of our common stock will be “restricted securities” under the Securities Act, and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or another SEC rule.

RULE 144

In general, under Rule 144 as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our common stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following:

(a)	1% of the number of shares of our common stock then outstanding, which will equal approximately 907,553 shares immediately; or

(b)	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

53

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-US HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below) that purchases our common stock pursuant to this offering and holds such common stock as a capital asset (generally, property held for investment). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and rulings and pronouncements of the IRS, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation. We have not sought any ruling from the IRS with respect to the statements made and conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

This discussion does not address all tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, pension plans, retirement plans, partnerships, or other entities classified as partnerships, dealers in securities, brokers, U.S. expatriates or former long-term residents of the U.S., hybrid entities, persons subject to the alternative minimum tax, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons who have elected to mark securities to market, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this discussion addresses only U.S. federal income tax consequences and does not address any other U.S. federal tax consequences (such as the Medicare contribution tax or U.S. federal estate or gift tax) or any aspects of state, local, or foreign tax laws.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership that holds our common stock and any partner who owns an interest in such a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in our common stock.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used in this discussion, the term "non-U.S. holder" or "you" refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is neither a partnership (including any entity or arrangement treated as a partnership for such purposes) nor:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents of the United States);

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust which (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person as defined under the Code.

54

Dividends and Distributions

In the event that we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will first constitute a nontaxable return of capital, on a share-by-share basis, and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Sale, Exchange or Other Taxable Disposition."

Subject to the discussions below and under the headings, "Information Reporting and Backup Withholding" and "Foreign Account Tax Compliance Act," distributions that constitute dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30.0% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. In order to receive a reduced treaty withholding rate, you must provide us with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and satisfy applicable certification and other requirements, including providing us with a U.S. taxpayer identification number, and certifying qualification for the reduced rate. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, that are attributable to a permanent establishment maintained by you in the United States), are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI (or successor form) or other applicable IRS Form W-8 (or successor form) properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30.0% or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition

Subject to the discussion below under the headings "Information Reporting and Backup Withholding" and "Foreign Account Tax Compliance Act," you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

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If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30.0% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30.0% tax on the gain derived from the sale, which tax may be offset by U.S.-source capital losses for the year.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5.0% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock, regardless of whether withholding was required. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid backup withholding tax (currently at a rate of 28%). The certification procedures required to claim a reduced rate of withholding under an applicable income tax treaty generally should satisfy the certification requirements necessary to avoid backup withholding tax as well.

Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person. Even if a non-U.S. holder establishes an exemption from information reporting, we or our paying agent may still be required to report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as not a United States person or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting will apply in the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a "United States person" for U.S. federal income tax purposes;

•	a "controlled foreign corporation" for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

56

Information reporting will apply unless the broker has documentary evidence in its files that the owner is not a United States person and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a "United States person" for U.S. federal income tax purposes.

U.S. backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and other specified non-U.S. entities unless certain due diligence, reporting, withholding and certification requirements are satisfied.

The Treasury Department has issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and the gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless:

•	the foreign entity is a "foreign financial institution" that undertakes specified due diligence, reporting, withholding and certification obligations or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement;

•	the foreign entity is not a "foreign financial institution" and identifies certain of its U.S. investors; or

•	the foreign entity otherwise is exempted under FATCA.

An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. Withholding is required with respect to dividends on our common stock and for dispositions that occur on or after January 1, 2019, with respect to gross proceeds from a sale or other disposition of our common stock.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes by filing a U.S. federal income tax return (which may entail a significant administrative burden).

Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of our common stock.

57

Legal matters

Booth Udall Fuller, PLC., will pass upon the validity of the common stock being registered hereby.

Experts

The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Pinnacle Accountancy Group of Utah and MaloneBailey, LLP, independent registered public accountants, upon the authority of said firms as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a Registration Statement on Form S-1, or Registration Statement, under the Securities Act with respect to our common stock being registered by this prospectus. This prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.

A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.

We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

58

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Toga Limited

Las Vegas, Nevada

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Toga Limited, (the Company) as of July 31, 2018, and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity (deficit), and consolidated statement of cash flows for the year then ended July 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2018, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has suffered recurring losses and has not yet generated net income from operations in any fiscal year and has accumulated and stockholders’ deficits, which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2018.

Pinnacle Accountancy Group of Utah

Farmington, Utah

March 19, 2019

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – JULY 31, 2017

To the Board of Directors and Shareholders of

Toga Limited

We have audited the accompanying balance sheet of Toga Limited (the “Company”) as of July 31, 2017, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Toga Limited as of July 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 13, 2017

F-2

Toga Limited

Consolidated Balance Sheets

	July 31,	July 31,
	2018	2017

ASSETS
Current Assets
Cash and cash equivalents	$1,064,672	$100
Accounts receivable, net	367,918	-
Prepaid expense	25,958	-
Total Current Assets	1,458,548	100

Property and equipment	135,706	-
Intangible asset - digital currency	1,348,920	-
Deposit	9,780	-
TOTAL ASSETS	$2,952,954	$100

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$180,573	$1,262
Due to related parties	186,390	96,212
Notes due to related parties	24,126	24,126
Deferred revenue	20,500	-
Total Current Liabilities	411,589	121,600

Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 10,000,000,000 shares authorized; 695,865,164 and 2,546,354,700 shares issued and outstanding as of July 31, 2018 and 2017, respectively	69,587	254,636
Common stock subscribed; 30,000,000 common shares, $0.0001 par value	(3,000)	(3,000)
Additional paid-in capital	16,880,233	358,015
Accumulated other comprehensive loss	(53,996)	-
Accumulated deficit	(14,351,459)	(731,151)
Total Stockholders’ equity (deficit)	2,541,365	(121,500)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,952,954	$100

See accompanying notes to the audited consolidated financial statements

F-3

Toga Limited

Consolidated Statements of Operations

	Years Ended
	July 31,
	2018	2017

Revenue	$1,254,495	$-
Cost of goods sold	139,369	-
Gross profit	1,115,126	-

OPERATING EXPENSES
General and administrative expenses	1,556,509	99,174
Research and development	86,674	-
Depreciation	15,050	-
Total Operating Expenses	1,658,233	99,174

LOSS FROM OPERATIONS	(543,107)	(99,174)

OTHER INCOME (EXPENSE)
Other income	205,748	-
Interest expense	(382)	-
Loss on settlement of debt	(13,282,567)	-
Total Other Expenses	(13,077,201)	-

Loss before Income Taxes	(13,620,308)	(99,174)

Income Tax Provision	-	-

NET LOSS	$(13,620,308)	$(99,174)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	(53,996)	-
TOTAL COMPREHENSIVE LOSS	$(13,674,304)	(99,174)

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	2,516,311,665	1,596,442,350
NET LOSS PER COMMON SHARE	(0.01)	(0.00)

See accompanying notes to the audited consolidated financial statements

F-4

Toga Limited

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the years ended July 31, 2018 and 2017

						Accumulated
	Common Stock			Additional		Other	Total
	Number of Shares	Amount	Subscription Receivable	Paid-in Capital	Accumulated Deficit	Comprehensive Loss	Stockholders' Equity (Deficit)

Balance - July 31, 2016	19,658,450	$1,966	$-	$71,760	$(631,977)	$-	$(558,251)
Net loss	-	-	-	-	(99,174)	-	(99,174)
Issuance of common shares for convertible promissory notes	26,696,250	2,670	-	531,255			533,925
Issuance of common shares	2,500,000,000	250,000	(3,000)	(245,000)	-		2,000
Balance - July 31, 2017	2,546,354,700	$254,636	$(3,000)	$358,015	$(731,151)	$-	$(121,500)

Issuance of common shares for cash	107,593,802	10,759	-	1,302,740	-	-	1,313,499
Issuance of common shares for digital currency	2,698,377	270	-	1,348,650	-	-	1,348,920
Issuance of common shares for debt settlement	39,218,285	3,922	-	13,670,828	-	-	13,674,750
Cancellation of common shares	(2,000,000,000)	(200,000)	-	200,000	-	-	-
Other comprehensive loss	-	-	-	-	-	(53,996)	(53,996)
Net loss	-	-	-	-	(13,620,308)	-	(13,620,308)
Balance - July 31, 2018	695,865,164	$69,587	$(3,000)	$16,880,233	$(14,351,459)	$(53,996)	$2,541,365

See accompanying notes to the audited consolidated financial statements

F-5

Toga Limited

Consolidated Statements of Cash Flows

	Years Ended
	July 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,620,308)	$(99,174)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	15,050	-
Loss on settlement of debt	13,282,567	-
Changes in operating assets and liabilities:
Accounts receivable	(368,079)	-
Prepaid expenses and deposits	(36,650)	-
Deferred revenue	20,500
Accounts payable and accrued liabilities	214,831	99,274
Net cash provided by (used in) operating activities	(492,089)	100

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(152,287)
Net cash used in investing activities	(152,287)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	1,313,499	-
Loans from related party	434,355	-
Repayment to related party	(49,036)	-
Net cash provided by financing activities	1,698,818	-

Effects on changes in foreign exchange rate	10,130	-

Net increase in cash and cash equivalents	1,064,572	100
Cash and cash equivalents - beginning of period	100	-
Cash and cash equivalents - end of period	$1,064,672	$100

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activity:
Note exchanged for due to related parties	$152,973	$-
Common Shares issued to settle amounts due to related parties	$13,674,750	$-
Common Stock Subscribed	$-	$3,000
Conversion of Related Party Debt to Common Stock	$-	$533,925
Expenses Paid by Related Party	$48,679	$96,212
Common Shares issued for digital currency	$1,348,920	$-
Contribution of Capital to Pay for Expenses on Behalf of the Company – related party	$-	$2,000

See accompanying notes to the audited consolidated financial statements

F-6

Toga Limited

Notes to the Consolidated Financial Statements

July 31, 2018 and July 31, 2017

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Business description

On June 30, 2016, Blink Couture, Inc. entered into a merger agreement with its wholly owned subsidiary, Toga Limited (the “Company”), a Delaware corporation with no material operations. The Company continued operations under the name Toga Ltd.

Blink Couture, Inc. was originally incorporated as Fashionfreakz International Inc. on October 23, 2003, under the laws of the State of Delaware. On December 2, 2005, Fashionfreakz International Inc. changed its name to Blink Couture Inc. Until March 4, 2008, the Company’s principal business was the online retail marketing of trendy clothing and accessories produced by independent designers. On March 4, 2008, the Company discontinued its prior business and changed its business plan. On June 13, 2016, a change of control of the Company occurred. On that date, the current president and Chief Executive Officer purchased a total of 13,869,150 of the issued and outstanding shares of the Company.

On June 10, 2017, the Board of Directors unanimously adopted resolutions authorizing the increase of the Company’s authorized number of shares of common stock from one hundred million (100,000,000) shares to ten billion (10,000,000,000) shares and increased the number of the Company’s total issued and outstanding shares of common stock by conducting a forward split at the rate of fifty (50) shares for every one (1) (50:1) share currently issued and outstanding (the “Forward Split”). The Forward Split became effective in the market on September 11, 2017 following approval by the FINRA. All share amounts in this filing have been adjusted retroactively.

The Company incorporated a wholly-owned subsidiary, TOGL Technology Sdn. Bhd. (“TOGL”) in Malaysia on September 26, 2017.

On May 28, 2018, the Company’s wholly-owned subsidiary TOGL formed a branch office in Taiwan.

The Company incorporated a wholly-owned subsidiary, PT Toga International Indonesia (“PT Toga”) in Indonesia on November 23, 2017.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company uses the accrual basis of accounting and has adopted a July 31 fiscal year end.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and the wholly-owned subsidiaries, TOGL Technology Sdn. Bhd., and PT Toga International Indonesia. All material intercompany balances and transactions have been eliminated. TOGL Technology incorporates the financial statements of the Taiwan office.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than ninety days at the date of purchase.

F-7

Basic and Diluted Earnings per Share

Pursuant to the authoritative guidance, basic net income and net loss per share are computed by dividing the net income and net loss by the weighted average number of common shares outstanding. Diluted net income and net loss per share is the same as basic net income and net loss per share due to the lack of dilutive items. At the reporting dates there were no common stock equivalents outstanding.

Software Development

The Company accounts for all software and development costs in accordance with ASC 985-20 – Software. Accordingly, all costs incurred prior to establishing technological feasibility have been expensed.

Goodwill and Other Intangible Assets – digital currency

We account for goodwill and intangible assets in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. In addition, ASC 350 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units; assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates.

Foreign Currency Translations

The Company’s functional and reporting currency is the U.S. dollar. Our subsidiary’s functional currency is the Malaysian Ringgit. All transactions initiated in Malaysian Ringgit are translated into U.S. dollars in accordance with ASC 830-30, ”Translation of Financial Statements,” as follows:

1)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
2)	Equity at historical rates.
3)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ equity as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income.

	July 31,	July 31,
	2018	2017

Spot MYR: USD exchange rate	$0.2460	n/a
Average MYR: USD exchange rate	$0.2489	n/a
Spot NTD: USD exchange rate	$0.0326	n/a
Average NTD: USD exchange rate	$0.0330	n/a
Spot IDR: USD exchange rate	$0.000069	n/a
Average IDR: USD exchange rate	$0.000072	n/a

Fair Value

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a framework for all fair value measurements and expands disclosures related to fair value measurement and developments. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC 820 requires that assets and liabilities measured at fair value are classified and disclosed in one of the following three categories:

Level 1—Quoted market prices for identical assets or liabilities in active markets or observable inputs;

Level 2—Significant other observable inputs that can be corroborated by observable market data; and

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data.

The carrying amounts of cash, accounts payable and other liabilities, accrued interest payable, and convertible notes approximate fair value because of the short-term nature of these items.

F-8

Related Party Balances and Transactions

The Company follows FASB ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transaction.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance on deferred tax assets is established when management considers it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Interest and penalties related to unrecognized tax benefits are recorded as incurred as a component of income tax expense. The Company has not recognized any tax benefits from uncertain tax positions for any of the reporting periods presented.

Revenue Recognition

The Company currently generates revenue through development for advertising using a custom-built advertising feature that matches client advertising requirements. Advertisements are created in batches, and completed/invoices in monthly batches. In addition, the Company generates revenue through management fees and information technology fees.

The Company recognizes revenues on contracts with customers in accordance with the ASC 605, including performing the following: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  The Company only records revenue when all of these criteria are met.

Concentration of Revenue by Customer

The Company’s concentration of revenue for individual customers above 10% are as follows:

•	Durable Mix Sdn Bhd: 45%,
•	AGEL Enterprise International Sdn Bhd: 43%
•	Others: 12%

Concentration of Revenue by Country:

-	Malaysia (TOGL Technology Sdn. Bhd): 100%
-	Indonesia (PT Toga International Indonesia): 0%
-	United States (Toga Limited): 0%

The Company attributes revenue from external customers to individual countries based upon the responsibility of the entity to fulfil the sales obligation and the entity from which the actual service is provided.

These consolidated financial statements include the accounts of the Company and the wholly-owned subsidiaries, TOGL Technology Sdn. Bhd., and PT Toga International Indonesia. All material intercompany balances and transactions have been eliminated. TOGL Technology incorporates the financial statements of the Taiwan office.

Amounts that have been received by the Company, for which the Company has not yet met all of the revenue recognition criteria in accordance with ASC 605, have been recorded as deferred revenue $20,500 was revenue for a customer in Malaysia, Mazutex. This revenue has not met the criteria for revenue recognition and has been recognized as deferred revenue.

Accounts Receivable

The Company’s accounts receivable balance is related to advertising through TOGL. Accounts receivable are recorded in accordance with ASC 310 – Receivables. Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the company has not deemed it necessary to reserve for doubtful accounts at this time.

As of July 31, 2018, the Company’s accounts receivable are concentrated 83% with Durable Mix Sdn Bhd, and 11% with Mazutex Sdn Bhd.

As of July 31, 2018, the Company’s accounts receivable are concentrated 100% in Malaysia (TOGL Technology Sdn. Bhd).

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (“ASC 842”). The guidance requires lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. ASC 842 is effective for fiscal years beginning after December 15, 2018. The Company is evaluating the adoption of ASC 842, but has not determined the effects it may have on the Company’s consolidated financial statements.

F-9

In November 2018, the FASB issued ASU No. 2018-08 Collaborative Arrangements (Topic 808) intended to improve financial reporting around collaborative arrangements and align the current guidance under ASC 808 with ASC 606 Revenue from Contracts with Customers. The ASU affects all companies that enter into collaborative arrangements. The ASU clarifies when certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 and changes certain presentation requirements for transactions with a collaborative arrangement participants that are not directly related to sales to third parties. The standard is effective for fiscal years beginning after December 15, 2019 and interim periods therein. Earlier adoption is permitted for any annual or interim period for which consolidated financial statements have not yet been issued. The Company has not entered into any collaborative arrangements and therefore does not currently expect the adoption of this standard to have a material effect on its Consolidated Financial Statements. The Company plans to adopt this ASU either on the effective date of January 1, 2020 or possibly in an earlier period if a collaborative arrangement is entered. Upon adoption, the Company will utilize the retrospective transition approach, as prescribed within this ASU.

The Company has reviewed and analyzed the above recent accounting pronouncements, and notes no material impact on the financial statements as of July 31, 2018.

NOTE 3. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company, through July 31, 2018, has not yet generated net income for any fiscal year and has accumulated deficit, has incurred net losses, has nominal assets and a stockholders’ deficit. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is partially dependent on advances from its principal shareholders or other affiliated parties for continued funding. There are no commitments or guarantees from any third party to provide such funding nor is there any guarantee that the Company will be able to access the funding it requires to continue its operations. The Company did enter into a subscription agreement whereby Toga Capital agreed to purchase up to 1.2 billion shares of the Company’s common stock at a subscription price of USD$0.01 per share for an aggregate purchase price of Twelve Million USD ($12,000,000); however, the fulfilment of this funding is not guaranteed.

NOTE 4. INTANGIBLE ASSET - DIGITAL CURRENCY

During the year ended July 31, 2018, the Company issued 2,698,377 shares of common stock at $0.50 per share for digital currency valued at $1,348,920. As of July 31, 2018 and 2017, the Company has digital currency of $1,348,920 and $0, respectively.

Digital currencies are nonfinancial assets that lack physical substance. We believe that digital currencies meet the definition of indefinite-lived intangible assets

We completed an evaluation of digital currency at July 31, 2018 and recognized no impairment loss during the year ended July 31, 2018.

NOTE 5. RELATED PARTY TRANSACTIONS

On September 30, 2017, the Company issued a note payable in the amount of $152,973 to Toga Capital Sdn. Bhd. (“Toga Capital”), which is partially owned by an officer and director of the Company, for repayment of amounts due to related parties of $152,973. The note is a 2% interest bearing promissory note that is payable on September 30, 2018.

During the year ended July 31, 2018, the Company issued 15,335,515 shares of common stock with a fair value of $2,453,683 to repay the note payable of $152,973 and accrued interest of $383. As a result, the Company recorded a loss on settlement of debt of $2,300,327.

On May 31, 2016, all outstanding related party advances were paid by a current director of the Company.  The Company has outstanding notes payable to related party who is a Company’s director, of $24,126 and $24,126 as of July 31, 2018 and July 31, 2017, respectively. The amount is non-interest bearing, unsecured and due on demand.

Due to related parties

During the year ended July 31, 2018 and 2017, the Company borrowed a total amount of $434,355 and $0 from a related party, Toga Capital, and repaid $49,036 and $0, respectively.

During the year ended July 31, 2018 and 2017, total expenses paid directly by a related party, Toga Capital, on behalf of the Company were $48,679 and $96,212, respectively.

During the year ended July 31, 2018 and 2017, the Company purchased property and equipment of $25,218 and $0 from a related party, Toga Capital, respectively.

During the year ended July 31, 2018 and 2017, the Company issued 23,882,770 shares of common stock with a fair value of $11,221,067 to repay due to related party, Toga Capital, of $238,828. As a result, the Company recorded a loss on settlement of debt of $10,982,240.

As at July 31, 2018 and 2017, $186,390 and $96,212 is due to a related party, Toga Capital, respectively. The amount is non-interest bearing, unsecured and due on demand.

On January 6, 2017, the Company's sole director entered into an agreement to convert the $10,009 of non-interest bearing, due on demand loans for a total of 10,009 shares of common stock.

On November 1, 2016, the Company issued 2,500,000,000 common shares, par value $0.0001 to three individuals. A total of 1,000,000,000 shares were issued to the Company’s sole director. The price per share per the share issuance is $0.0001. As of July 31, 2017, an amount of $2,000 has been recorded as a contribution of capital from a related party, and the remaining $3,000 has been recorded as common stock subscribed.

F-10

NOTE 6. CONVERTIBLE NOTES PAYABLE

On January 7, 2015, the outstanding notes payables of $523,916 were replaced by convertible notes payables in the same amounts. In addition, accrued interest of $74,491 associated with the outstanding notes payable was forgone and forgiven by the note holders. The notes are convertible into shares of the Company’s common stock at a conversion price of $1.00 per share at the note holders’ sole and exclusive option. The convertible notes were originally interest free until December 31, 2015, and due on February 1, 2016. In January 2016, due dates for the convertible notes were extended to February 1, 2017. In addition, the convertible notes were amended to remain interest free until December 31, 2016, after which time the notes shall bear interest at 6% per annum.

On January 6, 2017, the Company’s sole director entered into an agreement to convert the total amount of outstanding convertible notes payable of $523,916 for a total of 26,195,800 shares of common stock (post-split). On January 6, 2017, the Company’s sole director entered into an agreement to convert the $10,009 of non-interest bearing, due on demand loans for a total of 500,450 shares of common stock. As of July 31, 2018, and 2017, the balance of convertible notes payable to related party is $0.

NOTE 7. EQUITY

Preferred stock

The Company is authorized to issue 20,000,000 shares of preferred stock at a par value of $0.0001.

As of July 31, 2018, and 2017, no preferred shares were issued and outstanding.

Common stock

The Company is authorized to issue 10,000,000,000 shares of common stock at a par value of $0.0001.

On June 10, 2017, the Board of Directors unanimously adopted resolutions authorizing the increase of the Company’s authorized number of shares of common stock from one hundred million (100,000,000) shares to ten billion (10,000,000,000) shares and increased the number of the Company’s total issued and outstanding shares of common stock by conducting a forward split at the rate of fifty (50) shares for every one (1) (50:1) share currently issued and outstanding (the “Forward Split”). The Forward Split became effective in the market on September 11, 2017 following approval by the FINRA.

During the year ended July 31, 2018, the Company issued common stock, as follows:

•	84,029,292 shares of common stock for $842,209 to Toga Capital, a company that is partially owned by an officer and director of the Company, at a price of $0.01 per share.
•	15,335,515 shares of common stock with a fair value of $2,453,683 as settlement of a note payable due to a related party of $152,973 and accrued interest of $383.
•	23,882,770 shares of common stock with a fair value of $11,221,067 as settlement of due to a related party of $238,828.
•	23,564,510 shares of common stock for $471,290 to AGEL Enterprise International Sdn Bhd, at a price of $0.02 per share.
•	2,698,377 shares of common stock at $0.50 per share for digital currency valued at $1,348,920

On July 6, 2018, three majority shareholders of the Company canceled a total of 2,000,000,000 shares of common stock without consideration for such cancelation.

During the year ended July 31, 2017, the Company issued common stock, as follows:

•	On January 6, 2017, the Company’s sole director entered into an agreement to convert the $10,009 of non-interest bearing, due on demand loans for a total of 10,009 shares of common stock.
•	On November 1, 2016, the Company issued 2,500,000,000 common shares to three individuals. A total of 1,000,000,000 shares were issued to the Company’s sole director. The price per share per the share issuance is $0.0001. As of July 31, 2018, an amount of $2,000 has been recorded as a contribution of capital from a related party, and the remaining $3,000 has been recorded as common stock subscribed.
•	26,696,250 shares of common stock for conversion of debt (see note 6)

As of July 31, 2018 and 2017, 695,865,164 and 2,546,354,700 shares of the Company’s common stock were issued and outstanding, respectively.

F-11

NOTE 8. INCOME TAXES

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has not incurred any income tax liabilities due to accumulated net losses. We operate in various tax jurisdictions, and accordingly, our income is subject to varying rates of tax.

For the fiscal year ended July 31, 2018, no taxable income was generated. All tax years since inception are open for review. The Company had a net loss of $13,620,308 for the year ended July 31, 2018 and $99,174 for the same period in 2017. As of July 31, 2018, the Company’s net operating loss carry forward was approximately $1,060,000, which will begin to expire in year 2036.

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “Act”) resulting in significant modifications to existing law. The Company has completed the accounting for the effects of the Act during the quarter ended July 31, 2018. The Company’s financial statements for the year ended July 31, 2018 reflect certain effects of the Act which includes a reduction in the corporate tax rate from 35% to 21%, Malaysia’s corporate tax rate of 24%, Indonesia’s corporate tax rate of 25% as well as other changes.

The components of income tax expense benefit are as follows:

Years Ended
July 31,
	2018	2017

US Federal	$-	$-
State	-	-
Foreign taxes	-	-
Total	$-	$-

The reconciliation of income tax expense at the blended U.S. statutory rate of 27%, to the Company’s effective tax rate is as follows:

	Years Ended
	July 31,
	2018	2017
Federal income tax benefit attributable to:
Net loss (benefit) at Federal Statutory rate (35% for 2017)	$3,677,000	$35,000
Non-deductible expenses, including losses on debt settlement	(3,586,000)	(900)
Foreign taxes	-	-
State taxes	-	-
Effect of change in statutory rate	(98,200)	-
Change in valuation allowance	7,200	34,100
Total tax provision	$-	$-

There were no significant foreign tax losses or income to date.

The significant components of deferred tax assets are as follows:

	July 31,	July 31,
	2018	2017

Net operating loss carryforwards at tax rates in effect at period end	$226,600	$233,800
Less: valuation allowance	(226,600)	(233,800)
Total deferred tax asset	$-	$-

NOTE 9. OTHER INCOME

Other income for the year ended July 31, 2018 was $205,748, and $0 for the year ended July 31, 2017.

Other income of $205,748 for the year ended July 31, 2018 was generated through real estate commissions.

NOTE 10. SUBSEQUENT EVENTS

Subsequent to July 31, 2018, the Company issued 103,967,474 shares of common stock at a price of $0.02 per share.

Subsequent to July 31, 2018, the Company issued 5,773,802 common shares to employees as stock based compensation.

Subsequent to July 31, 2018, the Company issued 87,911,955 shares of common stock at $.02 per share in exchange for digital currency.

The Company is currently in the process of forming a new branch office in the Philippines.

On October 17, 2018, TOGL entered into two Sale and Purchase Agreements with Mammoth Empire Estate Sdn. Bhd., a Malaysian corporation for the purchase of certain real property. In furtherance to the purchase of that certain real property, the Company entered into a Subscription Agreement with Mammoth dated November 29, 2018 for the purchase of 4,704,763 shares of the Company’s common stock for an aggregate purchase price of $3,999,048.55 remitted by Mammoth in the form of legal title to those certain portions of real property. On February 7, 2019, the Company issued such shares in the name of Mammoth Empire Estates Sdn. Bhd. and delivered to a law firm in Kuala Lumpur, Malaysia to hold in escrow pending completion of the transfer of title to the Company.

F-12

Toga Limited

Consolidated Balance Sheets

(Unaudited)

	April 30,	July 31,
	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$2,817,300	$1,064,672
Accounts receivable, net	13,652	367,918
Accounts receivable - related party, net	204,538	-
Prepaid expense and other current assets	346,812	25,958
Inventories	206,107	-
Total Current Assets	3,588,409	1,458,548

Property and equipment, net	327,265	135,706
Intangible asset - digital currency	5,231,858	1,348,920
Deposit	-	9,780
TOTAL ASSETS	$9,147,532	$2,952,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$761,855	$180,573
Due to related parties	192,473	186,390
Notes due to related parties	24,126	24,126
Deferred revenue	676,559	20,500
Income tax payable	205,655	-
Total Current Liabilities	1,860,668	411,589

Stockholders’ Equity
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 89,812,036 and 69,586,517 shares issued and outstanding as of April 30, 2019 and July 31, 2018, respectively	8,981	6,959
Common stock subscribed; 3,000,000 common shares	(3,000)	(3,000)
Additional paid-in capital	29,727,147	16,942,861
Accumulated other comprehensive loss	(80,403)	(53,996)
Accumulated deficit	(22,365,861)	(14,351,459)
Total Stockholders’ Equity	7,286,864	2,541,365
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,147,532	$2,952,954

See accompanying notes to the unaudited condensed consolidated financial statements

F-13

Toga Limited

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2019	2018	2019	2018

Revenue	$2,511,408	$73,988	$3,432,354	$73,988
Revenue from related party	592,624	-	1,270,814	-
Total Revenue	3,104,032	73,988	4,703,168	73,988

Cost of goods sold	1,700,357	78,218	2,580,570	78,218
Gross profit	1,403,675	(4,230)	2,122,598	(4,230)

OPERATING EXPENSES
General and administrative expenses	1,169,397	431,262	2,888,342	851,706
Stock based compensation	6,805,297	-	6,805,297	-
Research and development	66,699	-	139,142	-
Depreciation	18,311	3,356	41,974	3,356
Total Operating Expenses	8,059,704	434,618	9,874,755	855,062

LOSS FROM OPERATIONS	(6,656,029)	(438,848)	(7,752,157)	(859,292)

OTHER INCOME (EXPENSE)
Interest income	4,112	-	6,833	-
Interest expense	(118)	-	(185)	(383)
Loss on settlement of debt	-	-	-	(2,300,327)
Total Other Income (Expense)	3,994	-	6,648	(2,300,710)

Loss before Income Taxes	(6,652,035)	(438,848)	(7,745,509)	(3,160,002)

Income Tax Provision	(124,593)	-	(268,893)	-

NET LOSS	$(6,776,628)	$(438,848)	$(8,014,402)	$(3,160,002)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments	(121,785)	(116,585)	(26,407)	(103,828)
TOTAL COMPREHENSIVE LOSS	$(6,898,413)	$(555,433)	$(8,040,809)	$(3,263,830)

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	89,036,190	263,308,592	80,222,349	262,765,549
NET LOSS PER COMMON SHARE	(0.08)	(0.00)	$(0.10)	$(0.01)

See accompanying notes to the unaudited condensed consolidated financial statements

F-14

Toga Limited

Consolidated Statements of Changes in Stockholders’ Equity

For the nine months ended April 30, 2019

(Unaudited)

						Accumulated
						Other
	Common Stock			Additional		Comprehensive	Total
	Number of Shares	Amount	Subscription Receivable	Paid-in Capital	Accumulated Deficit	Income (Loss)	Stockholders’ Equity

Balance - July 31, 2018	69,586,517	$6,959	$(3,000)	$16,942,861	$(14,351,459)	$(53,996)	$2,541,365
Issuance of common shares for cash	6,270,762	627	-	1,253,524	-	-	1,254,151
Cancellation of common shares	(20,000)	(2)	-	2	-	-	-
Other comprehensive loss	-	-	-	-	-	(27,507)	(27,507)
Net loss	-	-	-	-	(335,463)	-	(335,463)
Balance - October 31, 2018	75,837,279	$7,584	$(3,000)	$18,196,387	$(14,686,922)	$(81,503)	$3,432,546
Issuance of common shares for cash	2,993,121	299	-	598,327	-	-	598,626
Issuance of common shares for digital currency	8,575,916	857	-	3,802,823	-	-	3,803,680
Other comprehensive income	-	-	-	-	-	122,885	122,885
Net loss	-	-	-	-	(902,311)	-	(902,311)
Balance - January 31, 2019	87,406,316	$8,740	$(3,000)	$22,597,537	$(15,589,233)	$41,382	$7,055,426
Issuance of common shares for cash	1,226,479	123	-	245,173	-	-	245,296
Issuance of common shares for digital currency	396,293	40	-	79,218	-	-	79,258
Issuance of common shares for compensation	782,948	78	-	6,805,219	-	-	6,805,297
Other comprehensive income	-	-	-	-	-	(121,785)	(121,785)
Net loss	-	-	-	-	(6,776,628)	-	(6,776,628)
Balance - April 30, 2019	89,812,036	$8,981	$(3,000)	$29,727,147	$(22,365,861)	$(80,403)	$7,286,864

See accompanying notes to the unaudited condensed consolidated financial statements

F-15

Toga Limited

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the nine months ended April 30, 2018

(Unaudited)

						Accumulated
						Other	Total
	Common Stock			Additional		Comprehensive	Stockholders’
	Number of Shares	Amount	Subscription Receivable	Paid-in Capital	Accumulated Deficit	Income (Loss)	Equity (Deficit)

Balance - July 31, 2017	254,635,470	$25,464	$(3,000)	$587,187	$(731,151)	$-	$(121,500)

Issuance of common shares for cash	1,333,860	133	-	133,253	-	-	133,386
Other comprehensive loss	-	-	-	-	-	(346)	(346)
Net loss	-	-	-	-	(55,872)	-	(55,872)
Balance - October 31, 2017	255,969,330	$25,597	$(3,000)	$720,440	$(787,023)	$(346)	$(44,332)
Issuance of common shares for cash	5,000,000	500	-	499,500	-	-	500,000
Issuance of common shares for settlement of related party debt	1,533,552	153	-	2,453,530	-	-	2,453,683
Other comprehensive income	-	-	-	-	-	13,103	13,103
Net loss	-	-	-	-	(2,665,282)	-	(2,665,282)
Balance - January 31, 2018	262,502,882	$26,250	$(3,000)	$3,673,470	$(3,452,305)	$12,757	$257,172
Issuance of common shares for cash	2,069,069	207	-	206,701	-	-	206,908
Other comprehensive income	-	-	-	-	-	(116,585)	(116,585)
Net loss	-	-	-	-	(438,848)	-	(438,848)
Balance - April 30, 2018	264,571,951	$26,457	$(3,000)	$3,880,171	$(3,891,153)	$(103,828)	$(91,353)

See accompanying notes to the unaudited condensed consolidated financial statements

F-16

Toga Limited

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	April 30,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,014,402)	$(3,160,002)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	41,974	3,356
Stock based compensation	6,805,297	-
Loss on settlement of debt	-	2,300,327
Changes in operating assets and liabilities:
Accounts receivable	149,702	(59,043)
Inventories	(205,406)	-
Prepaid expenses and other current assets	(309,220)	(46,694)
Deferred revenue	643,336	212,998
Accounts payable and accrued liabilities	787,558	121,638
Net cash used in operating activities	(101,161)	(627,420)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(198,017)	(62,558)
Net cash used in investing activities	(198,017)	(62,558)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	2,098,073	840,294
Proceeds from related parties	126,813	1,430,620
Repayment to related party	(74,927)	(1,055,333)
Net cash provided by financing activities	2,149,959	1,215,581

Effects on changes in foreign exchange rate	(98,153)	(52,017)

Net increase in cash and cash equivalents	1,752,628	473,586
Cash and cash equivalents - beginning of period	1,064,672	100
Cash and cash equivalents - end of period	$2,817,300	$473,686

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activity:
Cancellation of common stock	$2	$-
Note exchanged for due to related parties	$-	$152,973

Common stock issued for digital currency	$3,882,938	$-

See accompanying notes to the unaudited condensed consolidated financial statements

F-17

Toga Limited

Notes to the Condensed Consolidated Financial Statements

April 30, 2019

(Unaudited)

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Business description

On June 30, 2016, Blink Couture, Inc. entered into a merger agreement with its wholly owned subsidiary, Toga Limited (the “Company”), a Delaware corporation with no material operations. The Company continued operations under the name Toga Limited.

Blink Couture, Inc. was originally incorporated as Fashionfreakz International Inc. on October 23, 2003, under the laws of the State of Delaware. On December 2, 2005, Fashionfreakz International Inc. changed its name to Blink Couture Inc. Until March 4, 2008, the Company’s principal business was the online retail marketing of trendy clothing and accessories produced by independent designers. On March 4, 2008, the Company discontinued its prior business and changed its business plan. On June 13, 2016, a change of control of the Company occurred. On that date, the current president and Chief Executive Officer purchased a total of 13,869,150 of the issued and outstanding shares of the Company.

On June 10, 2017, the Board of Directors unanimously adopted resolutions authorizing the increase of the Company’s authorized number of shares of common stock from one hundred million (100,000,000) shares to ten billion (10,000,000,000) shares and increased the number of the Company’s total issued and outstanding shares of common stock by conducting a forward split at the rate of fifty (50) shares for every one (1) (50:1) share currently issued and outstanding (the “Forward Split”). The Forward Split became effective in the market on September 11, 2017 following approval by the FINRA. All share amounts in this filing have been adjusted retroactively.

The Company incorporated a wholly-owned subsidiary, TOGL Technology Sdn. Bhd. (“TOGL”) in Malaysia on September 26, 2017.

On May 28, 2018, the Company’s wholly-owned subsidiary TOGL formed a branch office in Taiwan.

The Company incorporated a wholly-owned subsidiary, PT. Toga International Indonesia (“PT Toga”) in Indonesia on November 23, 2017.

The Company’s wholly-owned subsidiary TOGL formed a wholly-owned subsidiary Toga Vietnam Company Limited (“Toga Vietnam”) in Vietnam on January 15, 2019.

On May 8, 2019, the Company filed a Certificate of Amendment with the Nevada Secretary of State whereby it amended Article IV of its Articles of Incorporation by decreasing the Company’s authorized number of shares of common stock from ten billion (10,000,000,000) shares to one billion (1,000,000,000) shares and decreasing its issued and outstanding shares of common stock at a ratio of ten (10) shares for every one (1) share held (“10-1 Reverse Split”). The Company’s Board of Directors approved this amendment on April 24, 2019.

On May 17, 2019, the Company filed an Issuer Company-Related Action Notification Form with FINRA requesting that the 10-1 Reverse-Split and share decrease be effected in the market. All share and per share information in these consolidated financial statements retroactively reflect this stock distribution.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes required for audited annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the consolidated financial statements not misleading have been included. The balance sheet at July 31, 2018, has been derived from the Company’s audited consolidated financial statements as of that date.

The unaudited consolidated condensed financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2018, that was filed with the SEC on March 19, 2019. The results of operations for the nine months ended April 30, 2019 are not necessarily indicative of the results to be expected for the full year.

F-18

Basis of Consolidation

These consolidated condensed financial statements include the accounts of the Company and the wholly-owned subsidiaries, TOGL Technology Sdn. Bhd., and PT. Toga International Indonesia. All material intercompany balances and transactions have been eliminated. TOGL Technology incorporates the financial statements of the Taiwan and Vietnam office.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Basic and Diluted Earnings per Share

Pursuant to the authoritative guidance, basic net income and net loss per share are computed by dividing the net income and net loss by the weighted average number of common shares outstanding. Diluted net income and net loss per share is the same as basic net income and net loss per share due to the lack of dilutive items. At the reporting dates, there were no common stock equivalents outstanding.

Foreign Currency Translations

The Company’s functional and reporting currency is the U.S. dollar. Our subsidiary’s functional currency is the Malaysian Ringgit. All transactions initiated in Malaysian Ringgit, New Taiwan dollar and Vietnamese dong, and Indonesian rupiah are translated into U.S. dollars in accordance with ASC 830-30, ”Translation of Financial Statements,” as follows:

1)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
2)	Equity at historical rates.
3)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are deferred until realization and are included as a separate component of stockholders’ equity as a component of comprehensive income or loss. Therefore, translation adjustments are not included in determining net income (loss) but reported as other comprehensive income. Gains and losses from foreign currency transactions are included in earnings in the period of settlement.

	Nine months ended	Year ended	Nine months ended
	April 30,	July 31,	April 30,
	2019	2018	2018
Spot MYR: USD exchange rate	$0.2417	$0.2460		$0.2550
Average MYR: USD exchange rate	$0.2443	$0.2489		$0.2562
Spot NTD: USD exchange rate	$0.0323	$0.0326	$	n/a
Average NTD: USD exchange rate	$0.0324	$0.0330	$	n/a
Spot IDR: USD exchange rate	$0.000070	$0.000069	$	n/a
Average IDR: USD exchange rate	$0.000069	$0.000072	$	n/a
Spot VND: USD exchange rate	$0.000043	$ n/a	$	n/a
Average VND: USD exchange rate	$0.000043	$ n/a	$	n/a

Revenue Recognition

The Company currently generates revenue through development for advertising using a custom-built advertising feature that matches client advertising requirements. Advertisements are created in batches, and completed/invoices in monthly batches. In addition, the Company generates revenue through management fees and information technology fees.

The Company recognizes revenues on contracts with customers in accordance with the ASC 606, including performing the following: (i) identify the contract, (ii) identify the performance obligations; (iii) determine the transaction price; (iv) allocate the transaction price, (v) recognize revenue.

Concentration of Revenue by Customer

The Company’s concentration of revenue for individual customers above 10% are as follows:

•	Agel Enterprise International Sdn Bhd: 27%,
•	Others: 73%

F-19

Concentration of Revenue by Country:

-	Malaysia (TOGL Technology Sdn. Bhd): 54%
-	Indonesia (PT. Toga International Indonesia): 42%
-	United States (Toga Limited): 4%

The Company attributes revenue from external customers to individual countries based upon the responsibility of the entity to fulfil the sales obligation and the entity from which the actual service is provided.

Accounts Receivable

The Company’s accounts receivable balance is related to advertising through TOGL. Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

As of April 30, 2019, the Company’s accounts receivable are concentrated 94% with Agel Enterprise International Sdn Bhd.

As of April 30, 2019, the Company’s accounts receivable are concentrated 91% in Malaysia (TOGL Technology Sdn. Bhd) and 9% in United States (Toga Limited).

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases” (“ASC 842”). The guidance requires lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. Existing sale-leaseback guidance, including guidance for real estate, is replaced with a new model applicable to both lessees and lessors. ASC 842 is effective for fiscal years beginning after December 15, 2018. The Company is evaluating the adoption of ASC 842, but has not determined the effects it may have on the Company’s consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-08 “Collaborative Arrangements” (Topic 808) intended to improve financial reporting around collaborative arrangements and align the current guidance under ASC 808 with ASC 606 “Revenue from Contracts with Customers.” The ASU affects all companies that enter into collaborative arrangements. The ASU clarifies when certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 and changes certain presentation requirements for transactions with a collaborative arrangement participants that are not directly related to sales to third parties. The standard is effective for fiscal years beginning after December 15, 2019 and interim periods therein. Earlier adoption is permitted for any annual or interim period for which consolidated financial statements have not yet been issued. The Company has not entered into any collaborative arrangements and therefore does not currently expect the adoption of this standard to have a material effect on its Consolidated Financial Statements. The Company plans to adopt this ASU either on the effective date of January 1, 2020 or possibly in an earlier period if a collaborative arrangement is entered. Upon adoption, the Company will utilize the retrospective transition approach, as prescribed within this ASU.

The Company has reviewed and analyzed the above recent accounting pronouncements, and notes no material impact on the financial statements as of April 30, 2019.

NOTE 3. GOING CONCERN

The accompanying unaudited consolidated condensed financial statements have been prepared assuming that the Company will continue as a going concern. The Company, through April 30, 2019, has not yet generated net income for any fiscal year and has accumulated deficit and has incurred net losses. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required and ultimately to attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is partially dependent on advances from its principal shareholders or other affiliated parties for continued funding. There are no commitments or guarantees from any third party to provide such funding nor is there any guarantee that the Company will be able to access the funding it requires to continue its operations. The Company did enter into a subscription agreement whereby Toga Capital agreed to purchase up to 120 million shares of the Company’s common stock at a subscription price of $0.10 per share for an aggregate purchase price of Twelve Million USD ($12,000,000); however, the fulfilment of this funding is not guaranteed. The Company has also entered into a subscription agreement with Agel Enterprise International Sdn Bhd (“Agel”), whereby Agel agreed to purchase up to 107,675,242 shares of the Company’s common stock at a subscription price of $0.20 per share for an aggregate purchase price of $21,535,048; however, fulfilment is not guaranteed.

F-20

NOTE 4. PROPERTY AND EQUIPMENT

As of April 30, 2019 and July 31, 2018, the balance of property and equipment represented consisted of the followings:

	April 30,	July 31,
	2019	2018
Renovation	$143,695	$85,362
Fixtures and Furniture	68,005	38,046
Tools and Equipment	78,575	20,796
Vehicles	66,951	-
Computer Equipment	23,612	5,798
	380,838	150,002
Accumulated depreciation	(53,573)	(14,296)
Total	$327,265	$135,706

Depreciation expense for the nine months ended April 30, 2019 and 2018 was $41,974 and $3,356, respectively.

During the nine months ended April 30, 2019 and 2018, the Company acquired property and equipment of $198,017 and $62,558, respectively.

NOTE 5. INTANGIBLE ASSET - DIGITAL CURRENCY

During the nine months ended April 30, 2019, the Company issued 8,972,209 shares of common stock at $0.43 for digital currency valued at $3,882,938.

During the year ended July 31, 2018, the Company issued 269,838 shares of common stock at $5.00 per share for digital currency valued at $1,348,920.

As of April 30, 2019, and July 31, 2018, the Company had digital currency of $5,231,858 and $1,348,920, respectively.

Digital currencies are nonfinancial assets that lack physical substance. We believe that digital currencies meet the definition of indefinite-lived intangible assets

We complete an evaluation of digital currency on an annual basis. As of the date of the last evaluation no impairment loss was recognized.

NOTE 6. RELATED PARTY TRANSACTIONS

Revenue and accounts receivable

During the nine months ended April 30, 2019, the Company recorded revenue of $1,270,814, included in revenue from Agel Enterprise International Sdn Bhd (“Agel”). who owns more than 10% of the Company’s common stock. As of April 30, 2019, the Company recorded accounts receivable from Agel of $204,538.

Notes due to related parties

On September 30, 2017, the Company issued a note payable in the amount of $152,973 to Toga Capital Sdn. Bhd. (“Toga Capital”), which is partially owned by an officer and director of the Company, for repayment of amounts due to related parties of $152,973. The note is a 2% interest bearing promissory note that is payable on September 30, 2018.

During the year ended July 31, 2018, the Company issued 1,533,552 shares of common stock with a fair value of $2,453,683 to repay the note payable of $152,973 and accrued interest of $383. As a result, the Company recorded a loss on settlement of debt of $2,300,327.

On May 31, 2016, all outstanding related party advances were paid by a current director of the Company. The Company has outstanding notes payable to related party who is a Company’s director, of $24,126 and $24,126 as of April 30, 2019 and July 31, 2018, respectively. The amount is non-interest bearing, unsecured and due on demand.

F-21

Due to related parties

During the nine months ended April 30, 2019 and 2018, the Company borrowed a total amount of $122,678 and $1,430,620 from a related party, Toga Capital, and repaid $72,959 and $1,055,333, respectively.

During the nine months ended April 30, 2019 and 2018, total expenses paid directly by a related party, Toga Capital, on behalf of the Company were $0 and $52,429, respectively.

During the nine months ended April 30, 2019 and 2018, the Company borrowed a total amount of $4,135 and $0, respectively and repaid $1,968 and $0, respectively, from the Chief Executive Officer of the Company.

During the nine months ended April 30, 2019 and 2018, the Company purchased property and equipment of $0 and $25,218 from related parties, respectively.

As at April 30, 2019 and July 31, 2018, $192,473 and $186,390 is due to a related party, Toga Capital, the amount is non-interest bearing, unsecured and due on demand.

NOTE 7. EQUITY

Amendment to Articles of Incorporation and reverse stock split

On May 8, 2019, the Company filed a Certificate of Amendment with the Nevada Secretary of State whereby it amended Article IV of its Articles of Incorporation by decreasing the Company’s authorized number of shares of common stock from 10,000,000,000 shares to 1,000,000,000 shares and decreasing its issued and outstanding shares of common stock at a ratio of 10 shares for every 1 share held (“10-1 Reverse Split”) (see Note 1). All share and per share information in these consolidated financial statements retroactively reflect this stock distribution.

Preferred stock

The Company is authorized to issue 20,000,000 shares of preferred stock at a par value of $0.0001.

As of April 30, 2019, and July 31, 2018, no preferred shares were issued and outstanding.

Common stock

The Company is authorized to issue 1,000,000,000 shares of common stock at a par value of $0.0001 at April 30, 2019.

During the nine months ended April 30, 2019, the Company issued 20,245,519 shares of common stock, as follows:

•	10,490,362 shares of common stock for cash of $2,098,073 to Agel Enterprise International Sdn Bhd, who is a related party, at a price of $0.02 per share.
•	8,972,209 shares of common stock issued for $3,882,938 of digital currency (see Note 4)
•	782,948 shares of common stock issued valued at $6,805,297 for employee compensation

On October 29, 2018, a shareholder of the Company canceled 20,000 shares of common stock without consideration for such cancelation.

As of April 30, 2019, and July 31, 2018, 89,812,036 and 69,586,517 shares of the Company’s common stock were issued and outstanding, respectively.

NOTE 8. COMMITMENTS AND CONTINGENCIES

On October 17, 2018, TOGL entered into two Sale and Purchase Agreements with Mammoth Empire Estate Sdn. Bhd., a Malaysian corporation for the purchase of certain real property. In furtherance to the purchase of that certain real property, the Company entered into a Subscription Agreement with Mammoth dated November 29, 2018 for the purchase of 470,476 shares of the Company’s common stock for an aggregate purchase price of $3,999,048, valued at $8.50, the closing price of the shares on October 16, 2018, remitted by Mammoth in the form of legal title to those certain portions of real property. As of April 30, 2019, the title has not yet passed to the Company and is currently pending and the related shares are held in escrow.

NOTE 9. SUBSEQUENT EVENTS

On May 28, 2019, the Company issued a total of 348,953 shares of its common stock to 29 of its employees and consultants as additional compensation for services rendered.

On March 18, 2019 Agel subscribed to purchase 11,073 shares of the Company's common stock pursuant to the Amended Subscription Agreement for an aggregate purchase price of $97,436.  The market price of the Company’s shares was $8.80 per share which Agel elected to pay to the Company in the form of 25 Bitcoins.

On May 9, 2019 Agel subscribed to purchase 88,195 shares pursuant to the Amended Subscription Agreement for an aggregate purchase price of $829,025.  The market price of the Company’s shares was $9.39 per share which Agel elected to pay to the Company in the form of 144 Bitcoins.

Subsequent to the period ending April 30, 2019, the Company sold a total of 1,200 Bitcoins for a total $9,067,676.

As discussed above in Note 8, there is currently 470,476 common shares of the Company held in escrow pending the completion of two sale and purchase agreements.

As discussed above in Note 1 and 7, the Company amended its Articles of Incorporation and provided an Issuer Company-Related Action Notification to FINRA to effect the Reverse Split. FINRA subsequently caused the Reverse Split to take effect in the market on June 5, 2019. As a result of such action, the Company's total issued and outstanding shares of common stock, on the effective date, was reduced to 90,730,758. In addition, FINRA affixed a "D" to the Company's ticker symbol (which was previously "TOGL") which will automatically be removed 30 days following the effective date.

F-22

11,493,761 Shares

Common Stock

Preliminary Prospectus

July ______, 2019

59

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table indicates the costs and expenses to be incurred in connection with the offering described in this registration statement.

SEC registration fee	$12,310.68
Legal fees and expenses	$10,000
Accounting and audit fees and expenses	5,000
Transfer agent fees	1,000
Total	$28,310.68

All costs and expenses related to this registration statement have been paid already. We will not receive any proceeds from the sale of the shares by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The foregoing discussion of our Articles of Incorporation, Bylaws, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation, Bylaws, or law. See also “Undertakings” set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the shares of common stock in the three years preceding the filing of this registration statement that were not registered under the Securities Act of 1933.

On June 13, 2016, Michael Toh Kok Soon purchased a total of 13,869,150 shares of the issued and outstanding common stock from A. Terry Ray pursuant to the terms of an Agreement for the Purchase of Common Stock dated May 31, 2016 for $230,000. The shares represented, at that time, approximately 70.55% of the Company’s outstanding shares, resulting in a change in control of the Company.

60

As part of the change of control transaction, the holders of 3 convertible promissory notes in the aggregate principal amount of $533,925, assigned their interests in such convertible promissory notes to Michael Toh Kok Soon. These notes were convertible into shares of common stock of the Company at a price of $1.00 per share at the election of the holder thereof. On or about January 6, 2017 Mr. Toh elected to convert these notes into 26,696,250 shares of common stock.

Toga Capital Sdn. Bhd.

On September 30, 2017, the Company issued a note payable in the amount of $152,973 to Toga Capital Sdn Bhd (“Toga Capital”), which is partially owned by an officer and director of the Company, for repayment of amounts due to related parties of $152,973. The note is a 2% interest bearing promissory note that is payable on September 30, 2018.

During the fiscal years ended July 31, 2018 and 2017, the Company issued a total of 125,854,577 shares of common stock to Toga Capital Sdn. Bhd., a Malaysian corporation (“Toga Capital”) pursuant to a Subscription Agreement entered into between the Company and Toga Capital on October 31, 2017 (the “Subscription Agreement”). The total of 125,854,577 shares sold to Toga Capital includes 78,674,115 shares that were disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2018.

Under the Subscription Agreement, Toga Capital agreed to purchase up to 1.2 billion shares of the Company’s common stock at a subscription price of $0.01 per share for an aggregate purchase price of Twelve Million and 00/100 USD ($12,000,000) (the “Purchase Price”).

Through October 31, 2017, Toga Capital, through a related party, had provided the Company with $133,386 in cash. The Company and Toga Capital agreed that the Company would issue 13,338,600 shares pursuant to the Subscription Agreement in exchange for the $133,386 in cash.

During the fiscal years ended July 31, 2018 and 2017, the Company made the following issuances of its common stock to Toga Capital pursuant to the terms of the Subscription Agreement:

1.	15,335,515 shares were issued to Toga Capital as settlement of a note payable due to Toga Capital in the amount of $152,973 and accrued interest of $383.

2.	50,000,000 shares were issued to Toga Capital in exchange for cash payments totaling $500,000.

3.	10,000,000 shares were issued to Toga Capital in exchange for cash payment of $100,000 made to the Company.

4.	34,573,462 shares were issued to Toga Capital in exchange for the extinguishment of debt of $345,734. This debt was accumulated as Toga Capital paid general operational expenses for the company.

Agel Enterprises International Sdn. Bhd.

During the fiscal year ended July 31, 2018, the Company issued a total of 23,564,510 shares of common stock at $0.02 per shares, resulting in a total of $471,290 cash proceeds from Agel Enterprises International Sdn. Bhd., a Malaysian corporation (“Agel”) pursuant to a Subscription Agreement entered into between the Company and Agel on May 7, 2018 (the “Agel Subscription Agreement”).

During the quarter ending October 31, 2018, the Company issued a total of 62,707,617 shares of common stock at $0.02 per shares, resulting in a total of $1,254,151 cash proceeds from Agel pursuant to the Agel Subscription Agreement.

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During the quarter ending January 31, 2019, the Company issued a total of 29,931,211 shares of common stock at $0.02 per shares, resulting in a total of $598,626 cash proceeds from Agel pursuant the Agel Subscription Agreement.

Subsequent to January 31, 2019, the Company issued 14,320,459 shares of common stock at a price of $0.02 per share for cash proceeds of $286,409.

Recently, as of May 4, 2019, the Company and Agel amended the Agel Subscription Agreement to increase the subscription price per share to the market price for the Company’s common stock, as determined by averaging the five-day closing bid price of the Company’s common stock as quoted on OTCMarkets.com during the five (5) day period immediately preceding Agel’s notice of its election to purchase additional shares. The remaining balance of up to 861,423,170 shares that were still available under the original Agel Subscription Agreement, after Agel had purchased 215,329,253 shares, will be subject to this pricing. Agel has no obligation to purchase any of such remaining shares.

Ng Boon Chee

During the fiscal year ended July 31, 2018, the Company issued 2,698,377 shares of common stock to Ng Boon Chee, a Malaysian citizen, pursuant to a Subscription Agreement entered into by the Company and Ng Boon Chee dated July 27, 2018 (the “Ng Subscription Agreement”). Mr. Chee was elected as a member of the Board of Directors on June 14, 2018.

Under the Ng Subscription Agreement, Mr. Ng agreed to purchase 2,698,377 shares of the Company’s common stock at a subscription price of $0.50 per share, for an aggregate purchase price of $1,349,188 (the “Purchase Price”) to be paid for in Bitcoins. Mr. Ng deposited 165 Bitcoins into the Company’s e-wallet, with an agreed value equal to the Purchase Price of $1,349,189.

The Company issued 2,698,377 shares of its common stock to Ng Boon Chee pursuant to the terms of the Ng Subscription Agreement.

During the quarter ending January 31, 2019, the Company issued a total of 2,860,955 shares of common stock to Mr. Ng pursuant to the Ng Subscription Agreement at a subscription price of $0.75 per share, for an aggregate purchase price of $2,145,716 (the “Purchase Price”) to be paid for in Bitcoins. Mr. Ng deposited 330 Bitcoins into the Company’s e-wallet, with an agreed value equal to the Purchase Price of $2,145,716.

Employee Compensation

Subsequent to January 31, 2019, pursuant to the terms of an Employee Stock Bonus Agreement effective January 1, 2018, the Company issued 5,773,802 shares to its employees as stock based compensation.

Acquisition of Commercial Property

On October 17, 2018, TOGL entered into two (2) Sale and Purchase Agreements with Mammoth Empire Estate Sdn. Bhd., a Malaysian corporation for the purchase of certain real property located in Malaysia, which the Company will utilize as its corporate headquarters. In furtherance to the purchase of that certain real property, the Company entered into a Subscription Agreement with Mammoth dated November 29, 2018 for the purchase of 4,704,763 shares of the Company’s common stock for an aggregate purchase price of $3,999,048, valued at $0.85, the closing price of the shares on October 16, 2018, remitted by Mammoth in the form of legal title to those certain portions of real property.

On February 7, 2019, the Company issued 4,704,763 shares of common stock in the name of Mammoth Empire Estates Sdn. Bhd. and delivered to a law firm in Kuala Lumpur, Malaysia to hold in escrow pending completion of the transfer of title to the Company. The shares were valued on February 7, 2019 at $0.86 per share, for an aggregate price of $4,046,096.

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Applicable Exemption to Registration

No placement agent or broker dealer was used or participated in any offering or sale of the above shares.

The sales described above are and will be made pursuant to the exemption from registration set forth in Regulation S, promulgated by the Securities Exchange Commission under the Securities Act of 1933. No underwriters were utilized in connection with the sale of securities.

The issuance of these securities will be to a single “non-U.S. person” (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which the Company relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended (the “Act”), as the conditions of Regulation S were met, including but not limited to the following conditions:

•	Purchaser was outside of the United States; and

•	Purchaser agreed to resell the Shares only in accordance with Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration.

Each certificate representing the shares of common stock contains or will contain a legend that transfer of the shares is prohibited except in accordance with the provisions of Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration and the holder may not engage in hedging transactions with regards to the Company’s common stock unless in compliance with the Act.

Purchase of Equity Securities

The Company did not purchase or redeem any of its equity securities during the fourth quarter of its fiscal year ended July 31, 2018 or during any subsequent period.

Other Stockholder Matters

None.

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ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

Exhibit Number	Description
3.1[1]	Articles of Incorporation
3.2[2]	Certificate of Amendment
3.3[5]	Amended and Restated Bylaws
5.1[5]	Opinion of Booth Udall Fuller, PLC with consent to use
10.1[3]	Subscription Agreement dated October 1, 2018 with Ng Boon Chee
10.2[5]	Sale and Purchase Agreement dated October 17, 2018 with Mammoth Empire Estate Sdn. Bhd.
10.3[5]	Sale and Purchase Agreement dated October 17, 2018 with Mammoth Empire Estate Sdn. Bhd.
10.4[5]	Subscription Agreement dated November 29, 2018 with Mammoth Empire Estate Sdn. Bhd.
10.5[4]	Subscription Agreement dated July 27, 2018 with Ng Boon Chee
10.6[5]	Sale and Purchase Agreement dated May 15, 2019 with Vintech Capital LLC
10.7[5]	Service Fee Agreement dated May 15, 2019 with Belfrics Malaysia Sdn. Bhd.
21.1[5]	List of Subsidiaries
23.1 [5]	Consent of Pinnacle Accountancy Group of Utah
23.2 [5]	Consent of MaloneBailey LLP, Certified Public Accountancy Firm

__________

* Filed herewith

1 Incorporated by reference to Exhibit 3.1 attached to the Registrant’s Form 8-K filed with the SEC on July 19, 2019

2 Incorporated by reference to Exhibit 3.1 attached to the Registrant’s Form 8-K filed with the SEC on June 7, 2019

3 Incorporated by reference to Exhibit 10.2 attached to the Registrant’s Form 8-K filed with the SEC on November 28, 2018

4 Incorporated by reference to Exhibit 10.1 attached to the Registrant’s Form 8-K filed with the SEC on November 28, 2018

5 Incorporated by reference to the Exhibits filed by the Registrant to its Form S-1 filed on July 11, 2019.

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ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.	Each prospectus required to be filed as part of a registration statement in reliance on Rule 430B relating to an offering for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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c.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	In the event the registrant requests acceleration of effective date or filing of registration statement becoming effective upon filing then the registrant undertakes to advise you as follows:

a.	If any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or

b.	There is no underwriter, and

c.	The benefits of such indemnification are not waived by such persons:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned.

TOGA LIMITED

By:	/s/ Michael Toh Kok Soon
Name:	Michael Toh Kok Soon
Title:	President, Chief Executive Officer and Member of the Board

By:	/s/ Alexander Henderson
Name:	Alexander Henderson
Title:	Chief Financial Officer , Secretary, Treasurer and Member of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Toh Kok Soon	President, Chief Executive Officer	August 2, 2019
Michael Toh Kok Soon	Officer and Member of the Board

/s/ Alexander Henderson	Chief Financial Officer, Secretary, Treasurer and Member of the Board of Directors	August 2, 2019
Alexander Henderson

/s/ Shemori BoShae	Member of the Board of Directors	August 2, 2019
Shemori BoShae

/s/ Iain Bratt	Member of the Board of Directors	August 2, 2019
Iain Bratt

/s/ Jim Lupkin	Member of the Board of Directors	August 2, 2019
Jim Lupkin

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